UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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RingCentral, Inc.
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RINGCENTRAL, INC.
20 DAVIS DRIVE
BELMONT, CALIFORNIA 94002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 12:00 p.m., Pacific Time, on December 31, 2024

Dear Stockholders of RingCentral, Inc.:

The Annual Meeting of Stockholders (as it may be postponed, adjourned or continued from time to time, the “Annual Meeting”) of RingCentral, Inc., a Delaware corporation (the “Company”), will be held on December 31, 2024, at 12:00 p.m., Pacific Time. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RNG2024 where you will be able to listen to the meeting live, submit questions and vote online by entering the control number located on your proxy card.

The Annual Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:
1. To elect the six (6) directors nominated by our board of directors and named in the proxy statement (Proposal One);
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal Two); and
3. To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three).
The board of directors of RingCentral, Inc. has fixed the close of business on November 18, 2024 as the record date for the meeting. Only stockholders of record of our Class A common stock, Class B common stock, and Series A convertible preferred stock as of the close of business on November 18, 2024 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
This proxy statement and our 2023 annual report, as amended, can be accessed directly at the following Internet address: ir.ringcentral.com.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of RingCentral, Inc. and look forward to your attendance at the meeting or receiving your proxy.
By order of the Board of Directors,

Vladimir Shmunis
Chairman and Chief Executive Officer
Belmont, California
December 9, 2024

-i-

-ii-

RINGCENTRAL, INC.

PROXY STATEMENT
FOR
2024 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on December 31, 2024 and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be conducted virtually via live webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RNG2024, where you will be able to listen to the meeting live, submit questions and vote online by entering the control number located on your proxy card.
This proxy statement, the accompanying form of proxy card and our 2023 annual report, as amended, are first being mailed on or about December 9, 2024 to all stockholders entitled to notice of and to vote at the Annual Meeting. We use the terms “RingCentral,” “the Company,” “we,” “our” and “us” in this proxy statement to refer to RingCentral, Inc., a Delaware corporation. RingCentral’s principal executive offices are located at 20 Davis Drive, Belmont, California 94002.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•a proposal to elect six (6) directors nominated by our board of directors and named in the proxy statement (Proposal One);
•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal Two);
•a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three); and
•any other business that may properly come before the meeting.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:
•“FOR” the election of the six (6) directors nominated by our board of directors and named in the proxy statement (Proposal One);
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal Two); and
•“FOR” the executive compensation as described in this proxy statement (Proposal Three).
Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named in the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.

Who is entitled to vote?
Holders of our Class A common stock, Class B common stock and Series A convertible preferred stock, as of the close of business on November 18, 2024, the record date, may vote at the Annual Meeting. We refer to the Class A common stock and the Class B common stock collectively as the common stock in this proxy statement. As of the record date, we had 80,068,638 shares of Class A common stock outstanding, 9,924,538 shares of Class B common stock outstanding, and 200,000 shares of Series A convertible preferred stock outstanding. In deciding all matters at the Annual Meeting, each holder of our Class A common stock will be entitled to one (1) vote for each share of Class A common stock held on the record date, and each holder of Class B common stock will be entitled to ten (10) votes for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Holders of Series A Convertible Preferred Stock will be entitled to vote with the holders of the Class A common Stock and Class B common Stock on an as-converted to Class A common stock basis. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person (including virtually) at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.
However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person (including virtually) at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use.
How do I vote?
There are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 30, 2024 (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on December 30, 2024 (have your proxy card in hand when you call);
•by completing and mailing your proxy card, which shall be received by us no later than December 30, 2024 (if you received printed proxy materials); or
•by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/RNG2024, where you may vote and submit questions during the meeting (have your proxy card in hand when you visit the website).
Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Corporate Secretary of RingCentral, Inc., in writing, at ir@ringcentral.com; or

•attending the Annual Meeting and voting electronically (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed, adjourned or otherwise continued, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, the chairperson of the meeting or a majority of the voting power of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each matter?
•Proposal One: The election of directors requires a plurality vote of the voting power of the stock issued and outstanding and present in person (including virtually) or by proxy at the meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.
•Proposal Two: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person (including virtually) or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present or represented by proxy and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal Three: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person (including virtually) or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present or represented by proxy and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
How are proxies solicited for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker, bank or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter-the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on (i) the election of directors, or (ii) the stockholder advisory vote on the compensation of our named executive officers (“NEOs”), which are “non-routine” matters, absent direction from you.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within RingCentral or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Will members of the board of directors attend the Annual Meeting?
We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to that Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2023 annual report, as amended, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2023 annual report, as amended, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that RingCentral only send a single copy of the proxy materials and 2023 annual report, as amended, stockholders may contact us as follows:
RingCentral, Inc.
Attention: Investor Relations
20 Davis Drive
Belmont, California 94002
Email: ir@ringcentral.com
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than August 11, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
RingCentral, Inc.
Attention: Corporate Secretary
20 Davis Drive
Belmont, California 94002
Email: ir@ringcentral.com
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our notice of such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or any authorized committee of our board of directors, in such case pursuant to a resolution adopted by a majority of the authorized directors, or (iii) properly brought before the meeting by a stockholder of record entitled to notice of and to vote at the annual meeting and who is a stockholder of record at the time of the meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on September 25, 2025; and
•not later than the close of business on October 25, 2025.
In the event that the date of our 2025 annual meeting of stockholders is changed by more than 25 days from the one-year anniversary date of the 2024 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting (or a qualified representative of such stockholder) does not appear to present his, her or its proposal at such meeting, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of RingCentral at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.
In addition to satisfying the requirements of our bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than November 3, 2025, which is the first business day following the date that is 60 days prior to the one-year anniversary of the Annual Meeting.

Availability of Bylaws
A copy of our bylaws may be obtained by accessing RingCentral’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary in writing at our principal executive offices for a copy of the bylaws.

PROPOSAL ONE
TO ELECT SIX (6) DIRECTORS

General
We manage our business affairs under the direction of our board of directors, which sets the number of directors from time to time by a resolution adopted by the board of directors. As of the date of this proxy statement, our board of directors is set at and composed of seven members. As of the date of the Annual Meeting, the board of directors will be set at six members. Six of our current directors, and our new director nominee, are independent within the meaning of the applicable rules of the New York Stock Exchange (“NYSE”). Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal.

The nominating and corporate governance committee recommended, and the board of directors nominated, the following individuals for election as members of our board of directors at the Annual Meeting:

Nominees	Age*	Position*	Director Since
Current Directors
Vladimir Shmunis	64	Chairman and Chief Executive Officer	1999
Prat Bhatt(1)(3)	58	Director	2024
Mignon Clyburn(2)	62	Director	2020
Kenneth Goldman(1)(2)(4)	75	Director	2017
Robert Theis(1)(2)(3)	63	Director	2011
New Director Nominee
Amy Guggenheim Shenkan(5)	59	Director Nominee	—

*	As of December 9, 2024.
(1)	Member of the audit committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the compensation committee.
(4)	Contingent and effective upon his re-election to our board of directors, Mr. Goldman will additionally be appointed to serve as a member of our compensation committee.
(5)	In December 2024, our board of directors, at the recommendation of our nominating and corporate governance committee, nominated Ms. Shenkan to be elected as a member of our board of directors at the Annual Meeting. Contingent and effective upon her election to our board of directors, Ms. Shenkan will be appointed to serve as a member of our nominating and corporate governance committee.

The current term of Ned Segal, a member of our board of directors, will expire at the Annual Meeting, and Mr. Segal will not stand for re-election to our board of directors at the Annual Meeting. Our board of directors thanks Mr. Segal for his distinguished service as a director.

The current term of R. Neil Williams, a member of our board of directors, will expire at the Annual Meeting, and Mr. Williams will not stand for re-election to our board of directors at the Annual Meeting. Our board of directors thanks Mr. Williams for his distinguished service as a director.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who, with the exception of Ms. Shenkan, are all presently directors of RingCentral. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting and until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

The sections titled “Nominees for Director” and “Board of Directors and Corporate Governance” of this proxy statement contain more information about the leadership skills and other experiences that caused the nominating and corporate governance committee and the board of directors to determine that these nominees should serve as directors of RingCentral.
Nominees for Director
Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer and Chairman since our inception in 1999, except when he served solely as our Executive Chairman from August 2023 until December 2023. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.
Our board of directors believes that Mr. Shmunis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his experience as an executive in the technology industry. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Prat Bhatt has served on our board of directors since March 2024. Mr. Bhatt served as the Chief Accounting Officer from July 2009 to July 2023 and as Executive Advisor from August 2023 to January 2024 at Cisco Systems, Inc. (“Cisco”), a global technology company. He previously also held the additional title of Corporate Controller from July 2009 to May 2022. From June 2007 to July 2009, Mr. Bhatt served as Vice President, Finance and Assistant Corporate Controller, and from November 2000 to June 2007 he served in various leadership roles of increasing importance at Cisco. Mr. Bhatt has served on the board of directors of Seagate Technology since December 2020 and is the chair of its audit and finance committee. Since August 2023, Mr. Bhatt has served on the Governing Board of the Center for Audit Quality and is a member of its financial oversight committee. From June 1999 to November 2000, Mr. Bhatt was Director of Financial Operations at Kaiser Permanente and from October 1990 to June 1999 he was Senior Manager with Ernst & Young LLP in the Assurance Practice. Mr. Bhatt has also previously served on advisory committees to the Financial Accounting Standards Board and Public Company Accounting Oversight Board and as chair of the Financial Executives International’s Committee on Corporate Reporting. Mr. Bhatt is a licensed Certified Public Accountant (retired). He holds a B.A. in economics from the University of California, Santa Cruz, and a M.Acc. from the University of Southern California.
Our board of directors believes that Mr. Bhatt possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of finance, accounting and audit oversight and his public company board experience.

Mignon Clyburn has served on our board of directors since November 2020. Ms. Clyburn has served as President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, since January 2019, and previously served as a Fellow at Open Society Foundations, a philanthropic organization, from June 2018 to January 2019. Prior to this, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from August 2009 to June 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an Open Internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community. Ms. Clyburn has served as a member of the board of directors of many entities, including Lions Gate Entertainment Corp., an entertainment company, since September 2020 and Charah Solutions, Inc., a provider of environmental and maintenance services to the power generation industry, from March 2019 to July 2023. Ms. Clyburn holds a B.S. in Banking, Finance and Economics from the University of South Carolina.
Our board of directors believes that Ms. Clyburn possesses specific attributes that qualify her to serve as a director, including her experience as a regulator of public utilities and as a federal commissioner in the telecommunications sector.

Kenneth Goldman has served on our board of directors since June 2017. Between March 2018 and April 2022, Mr. Goldman served as President of Hillspire LLC, a wealth management services provider, where he also previously served as a contractor from September 2017 to March 2018. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet, Inc., a provider of threat management technologies. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc., an enterprise software and services company (acquired by SAP SE), Excite@Home, an internet access provider, Cypress Semiconductor Corporation, a semiconductor company, and VLSI Technology, Inc., an integrated circuit designer and manufacturer (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of GoPro, Inc., a technology company, Zuora Inc., a subscription software company and Fortinet, Inc., a cybersecurity company, and previously served on the boards of directors of NXP Semiconductor N.V., a global semiconductor manufacturer, from August 2010 to June 2022, and TriNet Group, Inc., a human resources management company, from August 2009 to July 2020. He also is a Trustee Emeritus of Cornell University. Mr. Goldman also currently serves on the board of directors of several private companies. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary Advisory Council (“FASAC”). Between July 2018 and August 2022, Mr. Goldman served on the Sustainability Accounting Standards Board, now a part of The Value Reporting Foundation, and previously served a three-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group (“SAG”). Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.
Our board of directors believes that Mr. Goldman possesses specific attributes that qualify him to serve as a director, including his experience on the boards of directors of numerous companies, his extensive executive experience and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight.

Robert Theis has served on our board of directors since August 2011. Mr. Theis has served as a General Partner, Chief Investment Officer of World Innovation Lab, a venture capital firm, since September 2016. He served as a managing director at Scale Venture Partners, a venture capital firm, from May 2008 to October 2014. Prior to joining Scale Ventures, from July 2000 to April 2008, Mr. Theis served as a general partner with Doll Capital Management, a venture capital firm. From July 1996 to June 2000, Mr. Theis served as executive vice president and served on the board of directors of New Era of Networks, Inc., a supplier of Internet infrastructure software and services. From April 1986 to June 1996, Mr. Theis served as a Managing Director at Sun Microsystems, Inc., a provider of computers and computer components acquired by Oracle Corporation, and from January 1984 to March 1986, as Marketing Manager at Silicon Graphics, Inc., a provider of high-performance computing solutions. Mr. Theis also served on the board of directors of Avaya Holdings Corp., a business communication and cloud solutions company, from November 2020 to October 2022. Mr. Theis holds a B.A. in Economics from the University of Pittsburgh, Pennsylvania.
Our board of directors believes that Mr. Theis possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist investment professional and as a director of technology infrastructure and applications companies.

Amy Guggenheim Shenkan has acted as a Senior Advisor to Altamont Capital Partners since June 2021 and serves on the board of its portfolio company, Hybrid Promotions, LLC, dba Hybrid Apparel and, until its sale in September 2024, also on the board of Byrider Sales of Indiana S, LLC, dba Byrider. Previously, she served as the President and Chief Operating Officer of Common Sense Media from February 2011 to December 2017. Prior to joining Common Sense Media in 2011, Ms. Shenkan was a digital transformation expert with McKinsey & Company, Inc. Ms. Shenkan has served on the board of directors of Zuora, Inc., a subscription software company, since January 2022 and previously served on the board of directors of Ritchie Bros. Auctioneers Incorporated from July 2017 to May 2022. She also currently serves on the Global Advisory Board of Harvard Business School, the board of Silicon Valley Director’s Exchange and The GroundTruth Project, and the board of directors of Pickles Auctions, a private company. Ms. Shenkan holds a B.A. from the University of Michigan and an M.B.A. from Harvard Business School.

Our board of directors believes that Ms. Shenkan possesses specific attributes that qualify her to serve as a director, including her extensive executive management and consulting experience, which includes advising companies across various industries on digital and business transformations, as well as her experience serving on public company boards.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Shmunis, Bhatt,
Goldman and Theis, and Mses. Clyburn and Shenkan. RingCentral expects that Messrs. Shmunis, Bhatt, Goldman and Theis, and Mses. Clyburn and Shenkan will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.
Vote Required
Directors are elected by a plurality vote of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. The six nominees for director receiving the highest number of votes cast will be elected as directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of each of our directors and our new director nominee. The determination of our board of directors was based upon information requested from and provided by each of our directors and our new director nominee concerning his or her background, employment and affiliations, including family relationships. In making this determination, our board of directors considered the relationships that each non-employee director and our new director nominee has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and our new director nominee.
With respect to Mr. Theis, our board of directors specifically considered Mr. Theis’s former role as a director of Avaya Holdings Corp. (“Avaya”), including the Company’s compensation of Mr. Theis of $120,000 in cash for such board service, and the terms of our strategic partnership with Avaya. Our board of directors has concluded that our relationship with Avaya would not impede the exercise of independent judgment by Mr. Theis.
Our board of directors has determined that all of the current members of our board of directors, except our Chief Executive Officer, or CEO, Mr. Shmunis, and our new director nominee, are “independent” as defined in the applicable NYSE rules and applicable rules and regulations of the SEC.
Leadership Structure
Mr. Shmunis currently serves as both Chairman of our board of directors and CEO. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Shmunis’s leadership, Company specific experience and years of experience as an executive in the technology industry. Serving on our board of directors and as CEO since our founding in 1999, apart from a brief period during 2023 when he served solely as our Executive Chairman, Mr. Shmunis is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Shmunis possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while the CEO brings Company specific experience and expertise. The board of directors believes that Mr. Shmunis’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our CEO, Mr. Shmunis, is our Chairman, our board of directors appointed Mr. Theis to serve as our lead independent director. Contingent and effective upon the re-election of Mr. Bhatt to our board of directors, Mr. Bhatt has been appointed by our board of directors to serve as our lead independent director and will replace Mr. Theis. Our lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors, and performs such additional duties as our board of directors otherwise determines and delegates from time to time.
Board Meetings and Committees
During the year ended December 31, 2023, the board of directors held eleven meetings (including regularly scheduled and special meetings), and acted by unanimous written consent six times. Each director attended at least 75% of the total number of meetings of the board of directors and the committees of which he or she was a member. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage but do not require our directors to attend. Five of our directors attended our 2023 annual meeting of stockholders.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors, acting pursuant to a resolution adopted by a majority of the authorized directors, may establish other committees from time to time. The charters for each of our committees are available on our website at ir.ringcentral.com.
Audit Committee
Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:
•appointing, approving the compensation of, supervising, evaluating and assessing the independence of our independent registered public accounting firm;
•pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;
•establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;
•periodically reviewing legal compliance matters, including securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our Company and reviewing and, if appropriate, approving all transactions between our Company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);
•periodically reviewing our Code of Business Conduct and Ethics;
•reviewing and discussing the adequacy and effectiveness of our policies and internal controls regarding information and technology security, cybersecurity, and privacy related areas with management;
•establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and
•reviewing the audit committee report required by SEC rules to be included in our annual proxy statement.
The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our audit committee is currently comprised of Prat Bhatt, Kenneth Goldman, Ned Segal, Robert Theis and Neil Williams, who is the chairperson of the committee. As detailed above, Messrs. Segal and Williams will not stand for re-election at the Annual Meeting. Contingent and effective upon the re-election of Messrs. Bhatt, Goldman and Theis to our board of directors, our audit committee will be comprised of Messrs. Bhatt, Goldman and Theis, with Mr. Bhatt serving as the chairperson of the committee. Our board of directors has designated Prat Bhatt, Kenneth Goldman, Ned Segal, Robert Theis and Neil Williams as “audit committee financial experts,” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of the Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.
Our audit committee had eight meetings and acted by unanimous written consent once in 2023.
No member of our audit committee should simultaneously serve on the audit committee of more than two additional public companies unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit committee and discloses such determination in accordance with the requirements of the NYSE. Our board of directors has considered Mr. Goldman’s simultaneous service on the audit committees of RingCentral and three other public companies and has determined that such simultaneous service does not impair his ability to effectively serve as a member of our audit committee.
Compensation Committee
Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:
•reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
•annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;
•annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer and our other executive officers to the board of directors for its approval;
•administering our equity compensations plans for our employees and directors; and
•reviewing for inclusion in our proxy statement the report of the compensation committee required by the SEC.
The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our compensation committee is currently comprised of Prat Bhatt and Robert Theis. Contingent and effective upon the re-election of Messrs. Bhatt, Goldman and Theis to our board of directors, our compensation committee will be comprised of Messrs. Bhatt, Goldman and Theis, with Mr. Theis serving as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee, including Mr. Goldman, is an independent director for compensation committee purposes as that term is defined in the applicable rules of the NYSE and is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act.
Our compensation committee had ten meetings in 2023 and acted by unanimous written consent eight times in 2023.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee, or nominating committee, oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating committee is responsible for, among other things:
•evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•reviewing succession planning for our chief executive officer and other executive officers and evaluating potential successors;
•assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;
•recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;
•evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•overseeing director orientation and continuing education;
•reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
•reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.
The nominating committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our nominating committee is currently comprised of Mignon Clyburn, Ned Segal, Robert Theis and Kenneth Goldman, who is the chairperson of the committee. As detailed above, Mr. Segal will not stand for re-election at the Annual Meeting. Contingent and effective upon the re-election of Messrs. Theis and Goldman and Ms. Clyburn, and the election of Ms. Shenkan, to our board of directors, our nominating committee will be comprised of Messrs. Theis and Goldman and Mses. Clyburn and Shenkan, with Mr. Goldman serving as the chairperson of the committee. Each of the nominating committee members, including our new director nominee Ms. Shenkan, is an independent director for nominating committee purposes as that term is defined in the applicable rules of the NYSE.
Our nominating committee had five meetings in 2023 and acted by unanimous written consent once in 2023.
Considerations in Evaluating Director Nominees
The nominating committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity (with respect to diversity, such factors as gender, gender identity, sexual orientation, race, ethnicity, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors), independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the Company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating committee, the board of directors or management.
Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body and is committed to increasing board diversity. Accordingly, the nominating committee considers a broad range of backgrounds, experiences and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating committee recommends to the full board of directors the director nominees for selection.

The foregoing considerations were all applied by our nominating committee during a thorough process to recruit suitable candidates to stand for election to our board of directors.

Our nominating committee, with input from our independent directors, Chairman of our board of directors, management, and Russell Reynolds, an executive search firm, identified Ms. Shenkan as a potential candidate and recommended her to our board of directors.
Stockholder Recommendations for Nominations to the Board of Directors
The nominating committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our Company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information and the documentation about the candidate required by Section 2.4 of our bylaws, including, without limitation, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Company, attention of the Secretary, at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002. Notice must be received by our Secretary at our principal executive offices no earlier than the close of business (5:00 p.m. Pacific Time) on September 25, 2025 and no later than the close of business (5:00 p.m. Pacific Time) on October 25, 2025 for our 2025 annual meeting of stockholders. The notice must comply with the procedures in Section 2.4 of our bylaws, including by stating the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law. The Secretary of the Company will provide a copy of our bylaws upon request in writing from a stockholder.
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our capital stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our capital stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Corporate Governance Guidelines and Code of Business

Conduct and Ethics are available on our website at ir.ringcentral.com. We expect that any amendment to the Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at regular board meetings, where, among other topics, they discuss strategy and risks facing the Company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of significant accounting and other financial risk exposure, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, legal and regulatory compliance, data privacy, security (including cybersecurity) and enterprise-level risk assessment and management. The nominating committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance, as well as risks attributable to environmental, social, and governance (ESG) policies and other programs supporting the sustainable growth of the business. The compensation committee assesses risks created by the incentives inherent in our compensation philosophy and practices. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Non-Employee Director Compensation
Our board of directors has approved a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders.
The compensation committee has the primary responsibility for reviewing and approving the compensation paid to non-employee directors. The compensation committee reviews at least annually the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by our independent compensation consulting firm, Compensia, Inc. (“Compensia”) regarding practices at comparable companies. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation. Based on this review, the compensation committee has made adjustments to the non-employee director compensation program, most recently in May 2024, in an effort to provide competitive compensation opportunities for our non-employee directors.
Pursuant to this compensation program, each non-employee director received cash and equity compensation for board services in 2023 as described below. In addition, we reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

Cash Compensation
Our non-employee directors are entitled to receive the following cash compensation for their services:
•$50,000 per year for service as a board member;
•$30,000 per year for service as lead independent director;
•$30,000 per year for service as chair of the audit committee;
•$20,000 per year for service as chair of the compensation committee;
•$15,000 per year for service as chair of the nominating committee;
•$12,500 per year for service as member of the audit committee;
•$10,000 per year for service as member of the compensation committee; and
•$5,000 per year for service as member of the nominating committee.
All cash payments to non-employee directors are paid quarterly in arrears.
From time to time, non-employee directors may also be compensated, generally in cash, for serving on a special or sub-committee of the board of directors.
Equity Compensation
Our non-employee directors are entitled to receive the following equity compensation:
On the first trading day on or after June 1 of each year, each non-employee director will be granted an award of restricted stock units (“RSUs”) having an award value (as determined based on the fair value of the award on the date of grant) of $300,000 (an “annual award”), which annual award will vest in full on the date that is the earlier of: (i) the annual meeting of stockholders in the Company’s fiscal year following the fiscal year in which the award is granted and (ii) one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.
In addition, each person who becomes a non-employee director will receive an award of RSUs having an award value (as determined based on the fair value of the award on the date of grant) equal to (i) $600,000 multiplied by (ii) a fraction, the numerator of which is the number of months between the date the non-employee director becomes a member of the board and the first trading day on or after June 1 following such date and the denominator of which is 12 (an “initial award”). The date of grant for this initial award will be the date the non-employee director joins the board, or, if such date occurs during a Company blackout period, the fifth trading day following the expiration of such Company blackout period and any special blackout period in effect, subject to the director remaining on the board through the grant date. One third of this grant will vest on each of the dates that is one year, two years, and three years from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.
In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest and, if applicable, become exercisable. In no event will an award granted under the policy be greater than the non-employee director limits set forth in our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”).

The following table shows, for the fiscal year ended December 31, 2023, certain information with respect to the compensation of all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Mignon Clyburn (2)	50,000	299,988	—	349,988
Arne Duncan (3)	49,731	299,988	—	349,719
Kenneth Goldman (4)	77,500	299,988	—	377,488
Michelle McKenna (5)	3,750	—	—	3,750
Ned Segal (6)	544	—	—	544
Sridhar Srinivasan (7)	—	—	—	—
Robert Theis (8)	106,458	299,988	—	406,446
Allan Thygesen (9)	70,000	299,988	—	369,988
Neil Williams (10)	80,000	299,988	—	379,988

(1)The amounts listed in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2023 and calculated in accordance with FASB ASC Topic 718 (“ASC Topic 718”). See Note 12 of the notes to the consolidated financial statements included in Part II, Item 8 of our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, as amended, for a discussion of assumptions made in determining the grant date fair market value.
(2)As of December 31, 2023, Ms. Clyburn held 8,448 RSUs, of which 8,448 shares of our Class A common stock underlying the RSUs vested on June 1, 2024.
(3)Mr. Duncan’s term as a board member ended on December 29, 2023. In connection with the end of his board service, on December 28, 2023 our board of directors elected to accelerate the vesting of the shares of our Class A common stock underlying the 8,448 RSUs held by Mr. Duncan on that date. The incremental fair value resulting from such acceleration, computed as of the date of modification in accordance with ASC Topic 718, was immaterial.
(4)As of December 31, 2023, Mr. Goldman held 8,448 RSUs, of which 8,448 shares of our Class A common stock underlying the RSUs vested on June 1, 2024.
(5)In connection with Ms. McKenna’s resignation from our board of directors on January 18, 2023, she forfeited all of her then unvested equity awards.
(6)Mr. Segal became a member of our board of directors in December 2023.
(7)Mr. Srinivasan became a member of our board of directors in December 2022, and resigned from our board of directors in February 2023.
(8)As of December 31, 2023, Mr. Theis held 8,448 RSUs, of which 8,448 shares of our Class A common stock underlying the RSUs vested on June 1, 2024.
(9)As of December 31, 2023, Mr. Thygesen held 8,448 RSUs. In connection with Mr. Thygesen’s resignation from our board of directors on May 2, 2024, our board of directors elected to accelerate the vesting of the shares of our Class A common stock underlying the 8,448 RSUs held by Mr. Thygesen on that date.
(10)As of December 31, 2023, Mr. Williams held 8,448 RSUs, of which 8,448 shares of our Class A common stock underlying the RSUs vested on June 1, 2024.

In May 2024, the non-employee director compensation program was amended to reduce the award value for annual awards from $300,000 to $200,000 and the award value for initial awards from $600,000 to $400,000. In addition, the vesting schedule for annual awards was changed so that such awards vest on a quarterly basis, rather than on an annual basis. As a result, each annual award granted under the amended non-employee director compensation program will vest in four equal quarterly installments over the one-year period measured from the date of grant, in each case subject to the applicable non-employee director continuing to be a service provider through such vesting date. If the fourth installment of an annual award is not fully vested on the date of the annual meeting of stockholders in the Company’s fiscal year following the fiscal year in which the award is granted, such installment will vest fully on that date, subject to the non-employee director continuing to be a service provider through such date.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2024. During the year ended December 31, 2023, KPMG served as our independent registered public accounting firm.
Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of RingCentral and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024. Our audit committee is submitting the selection of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
If the stockholders do not ratify the appointment of KPMG, the board of directors may reconsider the appointment.
Professional Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for the years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees (1)	$3,074,679	$2,529,626
Audit Related Fees (2)	235,000	250,000
All Other Fees (3)	502,000	110,500
Total Fees	$3,811,679	$2,890,126

(1)“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements, an audit of the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, including statutory audits of RingCentral CH GmbH, RingCentral France SAS, and RingCentral Israel LTD, our wholly owned subsidiaries in Switzerland, France, and Israel, respectively.
(2)“Audit Related Fees” consist of professional services provided in connection with certain registration statements and related securities offering matters.
(3)“All Other Fees” consist of a comfort letter in connection with the issuance of our 8.500% senior notes due 2030, tax R&D study, annual license fee for an accounting database subscription, and other professional services.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
All services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the audit committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the audit committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

PROPOSAL THREE
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation-Compensation Discussion and Analysis-Compensation Philosophy and Objectives” beginning on page 23 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
The following Report of the audit committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at ir.ringcentral.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for auditing these financial statements and for auditing RingCentral’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received the written communications from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence.
Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, as amended.
Respectfully submitted by the members of the audit committee of the board of directors:
Neil Williams (Chair)
Prat Bhatt
Kenneth Goldman
Ned Segal
Robert Theis

EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our executive officers as of December 9, 2024:

Name	Age	Position
Vladimir Shmunis	64	Chairman and Chief Executive Officer
Abhey Lamba	53	Chief Financial Officer
John Marlow	55	Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary
Vladimir Shmunis Chairman and Chief Executive Officer. For a biography of Mr. Shmunis please see the above section entitled “Proposal One—Nominees for Director.”

Abhey Lamba was appointed by our board of directors to serve as our Chief Financial Officer on November 5, 2024 and joined the Company on December 2, 2024. Previously, Mr. Lamba served as Vice President, Finance for AWS Infrastructure at Amazon Web Services, Inc. (“AWS”), an IT and cloud services and company, from January 2024 to November 2024. From April 2021 to January 2024, Mr. Lamba served as Senior Vice President and CFO of Customer Experience and Operations Finance at Cisco Systems, Inc., a software development company. Prior to that, Mr. Lamba served in a variety of roles for Autodesk, Inc., a software development company, from June 2018 to April 2021, most recently as Vice President of Go-to-Market Finance from March 2020 to April 2021 and before that as Vice President of Investor Relations from June 2018 to November 2020. Mr. Lamba was also at Mizuho Financial Group, Inc., a financial services company, from November 2011 to June 2018, and last served as Managing Director and Senior Technology Analyst in its IT Hardware and Software Research practice. Mr. Lamba holds an M.B.A. from the Wharton School at the University of Pennsylvania, an M.S. in Mechanical Engineering from the University of Connecticut, and a B.S. in Mechanical Engineering from the Indian Institute of Technology.
John Marlow has served as our Chief Administrative Officer since February 2017, as our Senior Vice President, Corporate Development since June 2013 and as our General Counsel and Secretary since April 2009, and also served as our Managing Director-EMEA from January 2015 to June 2016. He was appointed as Vice President of Corporate Development in November 2008. Mr. Marlow also served on our board of directors from August 2005 until August 2011. In addition, Mr. Marlow serves as the Director of Business and Legal Affairs at BrainSonix Corporation, a private medical device company. Mr. Marlow holds a B.A. in Sociology from Colgate University and a J.D. from the University of California (Berkeley) School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the independent compensation committee determines the specific compensation elements that made up our 2023 executive compensation program.
Our named executive officers for fiscal 2023 were:
•Vladimir Shmunis, Chairman and Chief Executive Officer (“CEO”);
•Tarek Robbiati, former CEO;
•Mo Katibeh, former President and Chief Operating Officer (“COO”);
•Sonalee Parekh, former Chief Financial Officer (“CFO”); and
•John Marlow, Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary (“CAdO”).
The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables.

During the period from August 28, 2023 through December 7, 2023, Mr. Robbiati served as our CEO and Mr. Shmunis was solely our Executive Chairman. Effective as of December 8, 2023, Mr. Shmunis succeeded Mr. Robbiati as CEO. Mr. Shmunis’s transition to Executive Chairman and his return as Chairman and CEO did not have any effect on his compensation arrangements with the Company.
Mr. Katibeh resigned from the Company effective as of August 15, 2023.
Ms. Parekh resigned from the Company effective as of September 10, 2024.
2023 Executive Compensation Highlights
Consistent with our compensation philosophy and objectives, the compensation committee took the following actions with respect to the compensation of our named executive officers for 2023:
•Base Salary—Maintained base salary amounts for our existing named executive officers, with a portion of their base salaries paid in the form of fully vested restricted stock units (“RSUs”), as described in the “Base Salary” section below;
•Non-Equity Incentive Plan Compensation—Approved a bonus plan for our named executive officers that paid out only if we achieved quarterly revenue and Non-GAAP operating margin goals that were set to be aggressive and achievable with strong leadership from our executive team described in the “Annual Incentive Compensation” section below. Payouts under the plan for the first quarter were made in the form of RSUs that were fully vested upon grant in order to conserve cash resources and further align the interests of our stockholders and our executive officers, as described in the “Annual Incentive Compensation” section below. Payouts under the plan for the remaining quarters were in cash;
•Annual Equity Compensation—Granted time-based RSUs and performance-based RSUs (“PSUs”) as part of our annual compensation in an effort to retain our named executive officers, provide incentives for them to continue to grow our business and enhance the link between their interests and the interests of our stockholders, as described in the “Equity Compensation” section below; and
•Other Equity Compensation—Granted (i) an equity award of 17,144 RSUs to Mr. Shmunis in April 2023 (effective in May 2023) in lieu of payment of $494,530 of his base salary for the period April 1, 2023 through March 31, 2024, and (ii) equity awards to Mr. Robbiati in connection with his hire.

Compensation Philosophy and Objectives
The overall objective of our executive compensation program is to tie executive compensation to the performance of our Company. Our executive compensation is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, and other senior executives and management team and help to achieve success in our business.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our executive compensation program seeks to achieve this objective by ensuring that we can:
•Reward talented executives, who possess the proven experience, knowledge, skills, and leadership criteria;
•Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging the continuance of their services with us; and
•Align the interests of stockholders and named executive officers without creating an incentive for inappropriate risk-taking.
Based on this philosophy, we have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and Non-GAAP operating margin.
Executive Compensation Policies and Practices
We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during 2023:
•Independent Compensation Committee. Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with stockholders, and implementing their executive compensation ideas, as well as addressing concerns;
•Compensation Consultant. Our compensation committee engaged its own compensation consultant, Compensia, to assist with its 2023 compensation reviews. Compensia performed no other consulting or other services for us;
•Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes;
•Performance-Based Compensation. Our executive compensation program is designed so that a significant portion of compensation is performance-based, and therefore “at risk,” dependent upon corporate performance, as well as equity-based to align the interests of our executive officers with our stockholders. The overall performance and contribution of the executive is also considered in determining each individual’s compensation;
•Minimal Perquisites and Special Benefits. The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we do not regularly provide any perquisites or other personal benefits to the members of our executive team;
•No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”);
•No Hedging and Pledging. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any Company securities and from pledging any Company securities as collateral for a loan;

•No “Single-Trigger” Change-in-Control Arrangements; “Double-Trigger” Change-in-Control Arrangements. There are no payments and benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid); and
•Stockholder Advisory Votes on Named Executive Officer Compensation. Our stockholders have an opportunity to cast an advisory vote to (i) approve our named executive officers’ compensation and (ii) approve the frequency of the vote to approve the named executive officers’ compensation. Our stockholders have voted in favor of annual advisory votes on the named executive officers’ compensation. At the 2023 annual meeting of stockholders, approximately 64% of the votes cast voted to approve our named executive officers’ compensation. We will consider the results from this year’s and future years’ stockholder advisory votes on named executive officer compensation when making decisions about our executive compensation program.
Compensation-Setting Process
Compensation Committee
Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. At the beginning of each year, the compensation committee assesses the prior year performance and establishes bonus targets and metrics for the current year and annual equity award grants for our named executive officers. In addition, the compensation committee reviews and determines the base salary of our named executive officers. In determining the compensation of the members of our executive team, including our named executive officers, for 2023, our compensation committee reviewed the compensation arrangements, including base salary, target bonus and equity compensation, of our executive officers and considered an analysis of competitive market data presented by the compensation committee’s advisor, Compensia, a national compensation consulting firm that provides executive compensation advisory services, as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by the compensation committee in determining executive compensation. Other factors the compensation committee considers in making its executive compensation decisions include: input from our CEO, COO (prior to his resignation), and CAdO (except regarding their own compensation), past individual performance and expected future performance, vesting status and value of existing equity awards, and internal pay equity based on the impact of business and performance.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO, President and COO (previously), and CAdO. Typically, these members of management and our CFO assist the compensation committee in developing the annual bonus plans based on metrics that contain attainable target levels that are achievable through the commitment and leadership of our executive officers. Our CEO provides recommendations on compensation matters for our employees in general and all of his direct reports, including our executive officers. The CEO, President and COO (previously), CAdO and CFO usually attend compensation committee meetings. No members of management participate in discussions or decisions regarding their own compensation and none of them are present when their own compensation is determined.
Role of Compensation Consultant
Compensia has been engaged by and serves as the compensation committee’s compensation consultant. Compensia reviews the compensation arrangements of the members of our executive team and generally assists the compensation committee in analyzing executive officer and employee compensation, and the compensation of non-employee members of our board of directors. Compensia provides support for the compensation committee by attending meetings of the compensation committee, providing recommendations regarding the composition of our compensation peer group, analyzing compensation data and formulating recommendations for executive and non-employee director compensation. Our compensation committee also works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses to assist the compensation committee in the design and structure of our executive and non-employee director compensation programs.

The compensation committee has determined that the work of Compensia does not give rise to any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of the NYSE.
Competitive Positioning
In setting executive compensation, our compensation committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent. With respect to decisions regarding the 2023 compensation of the members of our executive team, including the named executive officers, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from the companies in the following compensation peer group (which was approved by our compensation committee in January 2023):

Box	Five9	Splunk
CrowdStrike	HubSpot	The Trade Desk
Datadog	MongoDB	Twilio
DocuSign	Okta	Veeva Systems
Dropbox	Paycom Software	Zoom Video Communications
Dynatrace
In selecting the companies that comprised the compensation peer group, the compensation committee focused primarily on public companies in the same or similar country or countries of operation, industry group and financial comparability, which include revenue and market capitalization. The companies that comprise the peer group are our competitors in the labor and capital markets and have similar growth and performance potential.
This competitive market data was used as a reference in the course of our compensation committee’s review and evaluation of our executive compensation program and decisions regarding executive compensation in 2023. The competitive market data is useful to understand market practice and to provide a general context for its decisions. The compensation committee determines the nature and the extent of the use of market data, which varies by executive. Actual compensation is based on individual performance, experience, responsibilities and other criteria selected by our compensation committee. While the compensation committee does not target any component of our executive compensation program to a particular level versus the competitive market, our compensation committee generally refers to a range of the 50th to the 75th market percentile when making its executive compensation decisions. The competitive market data was not used to benchmark the compensation for our named executive officers.
Compensation Overview
Our executive compensation program for 2023 consisted of the following principal compensation elements:
•Base salary, with Mr. Shmunis receiving an equity award in lieu of substantially all of the amounts that would have otherwise been paid as base salary and our other named executive officers (except Mr. Robbiati) receiving a portion of their base salaries in the form of fully vested RSUs;
•Annual incentive compensation paid if earned in the form of RSUs for the first quarter and in cash for the other three quarters; and
•Long-term incentive compensation in the form of (i) annual grants of time-based RSUs and PSUs and (ii) equity awards granted in connection with the hire of Mr. Robbiati.
We are committed to providing appropriate cash and equity incentives to compensate our named executive officers in a manner that our compensation committee determines is reasonable and appropriate to motivate and retain key talent.

Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain our named executive officers and compensate them for their day-to-day efforts. Our board of directors and/or the compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive officer’s performance, prior base salary level, the competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process-Compensation Committee” section above. Our board of directors and the compensation committee do not target base pay at any particular level versus the competitive market data. In April 2023, our compensation committee determined that no adjustments should be made to the base salaries of our then-named executive officers. Mr. Robbiati’s base salary was determined through arm’s-length negotiation.
In November 2022, our compensation committee approved the 2023 NEO Equity Compensation Program (the “NEO Equity Compensation Program”), which provided each then-named executive officer (other than Mr. Shmunis) the opportunity to receive all but $60,000 of his or her base salary for 2023 in the form of awards of fully vested RSUs to be granted under the 2013 Plan on January 3, February 15, May 15, August 15, and November 15 of 2023. The number of RSUs a participating named executive officer received on each grant date equaled the portion of his or her salary for the applicable period (as noted below) that was to be paid in RSUs divided by the closing price of a share of our Class A common stock on the grant date. Messrs. Katibeh and Marlow and Ms. Parekh elected to participate in the NEO Equity Compensation Program.
The following table sets forth the 2023 base salary for each of our named executive officers.

Name	2023 Base Salary	2022 Base Salary	Percent Increase (Decrease)
Vladimir Shmunis	$ 500,000 (1)	$500,000	—
Tarek Robbiati	$850,000	—	—
Mo Katibeh	$ 600,000 (2)	$600,000
Sonalee Parekh	$ 500,000 (3)	$500,000	—
John Marlow	$ 450,000 (4)	$450,000	—

(1)Mr. Shmunis received (i) an award of 4,769 RSUs in lieu of payment in cash of $494,530 of his salary for the period from April 1, 2022 through March 31, 2023, and (ii) an award of 17,144 RSUs in lieu of payment in cash of $494,530 of his salary for the period from April 1, 2023 through March 31, 2024.
(2)Under the NEO Equity Compensation Program, Mr. Katibeh received (i) an award of 1,952 RSUs in lieu of payment in cash of $67,500 of his salary for the period from January 1, 2023 through February 15, 2023, (ii) an award of 2,789 RSUs in lieu of payment in cash of $135,000 of his salary for the period from February 16, 2023 through May 15, 2023, and (iii) an award of 4,754 RSUs in lieu of payment in cash of $135,000 of his salary for the period from May 16, 2023 through August 15, 2023.
(3)Under the NEO Equity Compensation Program, Ms. Parekh received (i) an award of 1,591 RSUs in lieu of payment in cash of $55,000 of her salary for the period from January 1, 2023 through February 15, 2023, (ii) an award of 2,273 RSUs in lieu of payment in cash of $110,000 of her salary for the period from February 16, 2023 through May 15, 2023, (iii) an award of 3,874 RSUs in lieu of payment in cash of $110,000 of her salary for the period from May 16, 2023 through August 15, 2023, (iv) an award of 3,675 RSUs in lieu of payment in cash of $110,000 of her salary for the period from August 16, 2023 through November 15, 2023, and (v) an award of 1,809 RSUs in lieu of payment in cash of $55,000 of her salary for the period from November 16, 2023 through December 31, 2023.
(4)Under the NEO Equity Compensation Program, Mr. Marlow received (i) an award of 1,410 RSUs in lieu of payment in cash of $48,750 of his salary for the period from January 1, 2023 to February 15, 2023, (ii) an award of 2,015 RSUs in lieu of payment in cash of $97,500 of his salary for the period from February 16, 2023 through May 15, 2023, (iii) an award of 3,434 RSUs in lieu of payment in cash of $97,500 of his salary for the period from May 16, 2023 through August 15, 2023, (iv) an award of 3,257 RSUs in lieu of payment in cash of $97,500 of his salary for the period from August 16, 2023 through November 15, 2023, and (v) an award of 1,604 RSUs in lieu of payment in cash of $48,750 of his salary for the period from November 16, 2023 through December 31, 2023.
The actual base salaries paid to our named executive officers during 2023 are set forth in the Summary Compensation Table below. As described above and in the footnotes to the Summary Compensation Table, portions of the salaries for our named executive officers were paid in the form of RSUs that are listed in the Grants of Plan-Based Awards in 2023 table below.

Annual Incentive Compensation
The compensation committee establishes annual incentive compensation opportunities under our bonus plan (the “Bonus Plan”). Consistent with our historical practices, bonuses for 2023 under the Bonus Plan were designed to motivate and reward our named executive officers, to perform to the best of their abilities and to achieve our objectives.
Target Annual Incentive Opportunities
In February 2023, the compensation committee reviewed the target annual incentive opportunities of our then-named executive officers, taking into consideration each named executive officer’s total annual compensation opportunity, the competitive market data with an emphasis generally on the 50th through 75th percentile of total target cash compensation opportunities, breadth of responsibilities and the other factors described in the “Compensation Setting Process-Compensation Committee” section above. Following this review, our compensation committee determined that no adjustments should be made to the annual incentive opportunities of our then-named executive officers. Mr. Robbiati’s target annual incentive opportunity was determined through arm’s-length negotiation when he was hired.
The target annual incentive opportunities of our named executive officers for 2023 were:

Name	2023 Target Bonus Opportunity (as a % of 2023 Base Salary)	2023 Target Bonus Opportunity
Vladimir Shmunis	100%	$500,000
Tarek Robbiati	100%	$276,164
Mo Katibeh	100%	$600,000
Sonalee Parekh	100%	$500,000
John Marlow	100%	$450,000

2023 Bonus Plan Design and Achievement
For 2023, there are four quarterly performance periods, ending on March 31, June 30, September 30, and December 31. The bonus pool under the Bonus Plan funds based on our achievement against the quarterly target levels established by the compensation committee of the following performance metrics (weighted 50% each): (i) revenues and (ii) Non-GAAP operating margin. These metrics have the following meanings under the Bonus Plan:
•“revenues” means the Company’s net revenues generated from third parties, including both subscriptions revenues and other revenues, each as defined in the Form 10-K filed for the calendar year ended December 31, 2023, as amended. Net revenue is defined as gross sales less any pertinent discounts, refunds, or other contra-revenue amounts, as presented on the Company’s press release reporting the applicable quarterly financial results.
•“Non-GAAP operating margin” means the Company’s Non-GAAP income from operations divided by its “revenues.” Non-GAAP income from operations means the Company’s “revenues” less cost of revenues and operating expenses, excluding share-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press release reporting the applicable quarterly financial results.
With respect to revenues, for 100% of the bonus pool for any particular quarter to fund, 100% of the quarterly revenues target established by the compensation committee was to be achieved. For each 0.1% of revenues that was achieved above the 100% of the quarterly revenues target established by the compensation committee, the bonus pool with respect to revenue would be increased by 1% (up to a maximum bonus pool equal to 150% of the target amount), and for each 0.1% of revenue that was achieved below 100% of the quarterly revenues target established by the compensation committee, the bonus pool with respect to revenues would be reduced by 1%.
With respect to Non-GAAP operating margin, for 100% of the bonus pool for any particular quarter to fund, the quarterly Non-GAAP operating margin must be within 0.5 points of the 100% of the quarterly Non-GAAP operating margin target established by the compensation committee (this 1.0-point range, the “quarterly Non-GAAP operating margin target range”). For each 0.1 points that was achieved above the quarterly Non-GAAP operating margin target range, the bonus pool with respect to Non-GAAP operating margin would be increased by 1% (up to a maximum bonus pool equal to 150% of the target amount), and for each 0.1 points that was below the quarterly Non-GAAP operating margin target range, the bonus pool with respect to Non-GAAP operating margin would be reduced by 1%.
For the bonus pool under the Bonus Plan to fund for any particular quarter, we had to achieve (i) quarterly revenues at least equal to revenues expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter, and (ii) quarterly Non-GAAP operating margin at least equal to Non-GAAP operating margin expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter.
The following chart sets forth our 2023 quarterly targets against each metric under the Bonus Plan, actual achievement against those targets, and the corresponding percentage payouts to the named executive officer each quarter:

	Revenue				Non-GAAP Operating Margin
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Target (in millions)	$529.8	$540.9	$554.9	$574.4	17.2%	17.1%	19.6%	21.9%
Achievement (% of Target)	100.7%	99.7%	100.6%	99.5%	100.0%	113.6%	97.8%	93.6%
Payout (% of Target)	107.0%	97.1%	105.8%	94.6%	100.0%	118.3%	100.0%	91.2%
Based upon our actual financial performance as measured against the approved performance metrics and the formula under the Bonus Plan, the payout percentages for each of the four quarters in 2023 were as follows: 103.5% (Q1), 107.7% (Q2), 102.9% (Q3), and 92.9% (Q4).
In November 2022, our compensation committee approved the 2023 Key Employee Equity Bonus Plan (the “KEEB”), which provided that the then-named executive officers would receive any quarterly bonus achieved and payable under the Bonus Plan for 2023 in the form of RSUs granted under the 2013 Plan. The number of RSUs each named executive officer would receive was to be equal to the dollar value of the quarterly bonus divided by the lower of the closing price of a share of our Class A common stock (i) on the first trading day of the quarter for which the quarterly bonus is assessed or (ii) on the first trading day on or after May 15, August 15, November 15 or February 15 (or for the RSUs granted to Mr. Shmunis in payment of his bonuses for the first, second, third, and fourth quarters of 2023, the first trading day on or before May 19, August 19, November 19, or February 19) following the quarter for which the quarterly bonus is assessed. The RSUs issued to our named executive officers would be fully vested upon grant. The bonuses paid to our named executive officers for the first quarter of 2023 were in the form of RSUs under the KEEB. However, in August 2023, our compensation committee suspended the KEEB for our Section 16 officers for the second through fourth quarters of 2023, and as a result, the bonuses paid to our named executive officers for these quarters were paid in cash.
The aggregate dollar values of the bonuses earned by our named executive officers under the Bonus Plan for 2023 are listed in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. As described above and in the footnotes to the Summary Compensation Table, each bonus earned for the first quarter of 2023 was paid in the form of RSUs that are listed in the Grants of Plan-Based Awards in 2023 table below.
Equity Compensation
We use time-based RSUs to deliver long-term incentive compensation opportunities to our named executive officers. In addition, in 2023, we introduced PSUs into our executive compensation program, in order to more strongly align our named executive officers’ compensation with the Company’s performance. The PSUs will provide value to our named executive officers only if the Company achieves specific operational and financial goals since the PSUs will become eligible to vest only if these goals are achieved. As a result, the annual equity awards we granted to our then-named executive officers in May 2023 were a mix of time-based RSUs and PSUs, as described further below. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent.
The compensation committee does not target equity compensation at any particular level versus the competitive market data, although it uses the range of the 50th percentile to the 75th percentile as a reference point during the course of its deliberations. RSUs serve as a retention tool as they vest based on continued service over time.

Our compensation committee approved annual equity awards (consisting of time-based RSUs and PSUs) to Messrs. Katibeh and Marlow and Ms. Parekh in March 2023 and to Mr. Shmunis in April 2023 to reward them for our strong corporate performance and their individual performance and to ensure that the equity awards they held were sufficient to continue to provide them with appropriate incentives to continue to grow our business.
The RSU award granted to Mr. Shmunis vests as to 1/12th of the RSUs every three months after February 20, 2023, in each case, subject to his continued service as of each vesting date. The RSU award granted to Mr. Katibeh vests as to 17,550 RSUs on May 20, 2023, and as to 1/15th of the remaining RSUs every three months afterwards, in each case, subject to his continued service as of each vesting date. Each of the RSU awards granted to Ms. Parekh and Mr. Marlow vests as to 1/16th of the RSUs every three months after February 20, 2023, in each case, subject to the applicable named executive officer’s continued service as of each vesting date.

For each of the PSU awards granted to these named executive officers, the PSUs are evenly allocated to four separate tranches, which vest independently from one another. The PSUs for a tranche become eligible to vest according to the time-based vesting schedule described below (“achieved PSUs”) based on the achievement of a specified performance goal, as follows:

•the first tranche becomes eligible to vest based on the Company’s annualized exit monthly recurring subscriptions for 2023;
•the second tranche becomes eligible to vest based on the Company’s unlevered adjusted free cash flow margin for 2023;
•the third tranche becomes eligible to vest based on the Company’s net promoter score for the fourth quarter of 2023; and
•the fourth tranche becomes eligible to vest based on the Company’s total shareholder return (“TSR”) during the performance period beginning on April 1, 2023, and ending on December 31, 2023, relative to the TSRs of the companies that are a component of the Bessemer Cloud Index or any successor index on the last day of the performance period and were also a component of such index on the first day of the performance period.

For the first tranche, the number of PSUs that will become achieved PSUs will be equal to the following: (i) if the Company’s annualized exit monthly recurring subscriptions for 2023 is equal to the threshold of $2,091,221,000, 1% of the target number of PSUs allocated to that tranche, (ii) if the Company’s annualized exit monthly recurring subscriptions for 2023 is equal to the target of $2,321,000,000, 100% of the target number of PSUs allocated to that tranche, (iii) if the Company’s annualized exit monthly recurring subscriptions for 2023 is equal to $2,529,890,000, 190% of the target number of PSUs allocated to that tranche, and (iv) if the Company’s annualized exit monthly recurring subscriptions for 2023 is $2,627,900,000 or more, 200% of the target number of PSUs allocated to that tranche.

For the second tranche, the number of PSUs that will become achieved PSUs will be equal to the following: (i) if the Company’s unlevered adjusted free cash flow margin for 2023 is equal to the threshold of 7.5%, 80% of the target number of PSUs allocated to that tranche, (ii) if the Company’s unlevered adjusted free cash flow margin for 2023 is between 9.5% and 10.5%, 100% of the target number of PSUs allocated to that tranche, and (iii) if the Company’s unlevered adjusted free cash flow margin for 2023 is 15.5% or more, 200% of the target number of PSUs allocated to that tranche.

For the third tranche, the number of PSUs that will become achieved PSUs will be equal to the following: (i) if the Company’s net promoter score for the fourth quarter of 2023 is equal to the threshold of -4, 10% of the target number of PSUs allocated to that tranche, (ii) if the Company’s net promoter score for the fourth quarter of 2023 is equal to the target of 5, 100% of the target number of PSUs allocated to that tranche, and (iii) if the Company’s net promoter score for the fourth quarter of 2023 is 15 or more, 200% of the target number of PSUs allocated to that tranche.

For the fourth tranche, the number of PSUs that will become achieved PSUs will be equal to the following: (i) if the Company’s TSR ranks from the 10th percentile up to the 25th percentile, 25% of the target number of PSUs allocated to that tranche, (ii) if the Company’s TSR ranks from the 25th percentile up to the 50th percentile, 50% of the target number of PSUs allocated to that tranche, (iii) if the Company’s TSR ranks from the 50th percentile up to the 75th percentile, 100% of the target number of PSUs allocated to that tranche, (iv) if the Company’s TSR ranks from the 75th percentile up to the 90th percentile, 150% of the target number of PSUs allocated to that tranche, and (v) if the Company’s TSR ranks at the 90th percentile or greater, 200% of the target number of PSUs allocated to that tranche.

For each tranche, none of the PSUs allocated to that tranche will become achieved PSUs if the actual level of achievement is below the threshold level of performance for the tranche, and if the actual level of achievement is above the threshold level of performance and falls between the performance levels described above, the actual percentage of the target number of PSUs that will become achieved PSUs will be determined by linear interpolation.

The metrics used to measure performance under the PSU awards have the following meanings:

•“annualized exit monthly recurring subscriptions” means the monthly value of all customer recurring charges at the end of a given month multiplied by 12.

•“unlevered adjusted free cash flow margin” means (i) net cash provided by (used in) operating activities as stated in accordance with generally accepted accounting principles in the United States, plus (subtract) cash paid (received) for one-time/non-recurring items, plus interest paid, less capitalized expenditures, divided by (ii) revenue.

•“net promoter score” measures customer loyalty by asking how likely buyers are to become repeat customers or recommend products and services to their friends (on a scale of 1 to 10), and the Company’s net promoter score will be determined as (i) the percentage of customers who score 9 or 10 minus (ii) the percentage that score 6 or lower, with the actual results determined by weighting the scores based on a segment’s contribution to total revenue and expressed as a number from -100 to 100.

•“total shareholder return” of any particular company means (i) the company’s closing stock price on December 31, 2023 (plus all dividends paid between April 1, 2023 and December 31, 2023) divided by (ii) the company’s closing stock price on April 1, 2023.

1/3rd of any achieved PSUs vest on February 20, 2024 for Ms. Parekh and February 21, 2024 for Messrs. Shmunis and Marlow, and 1/8th of the remaining achieved PSUs vest every three months afterwards, in each case, subject to the applicable named executive officer’s continued service as of each vesting date.

If a change in control occurred before January 1, 2024, the number of achieved PSUs would be equal to the target number of PSUs. If a change in control occurs after December 31, 2023, the number of achieved PSUs will be determined based on actual achievement. In either case, any achieved PSUs would continue to vest under the time-based vesting schedule described above.

In addition, each PSU award is subject to the vesting acceleration provisions in our Equity Acceleration Policy and, for our named executive officers that remain with us, our Change of Control and Severance Policy, which are described in the “Post-Employment Compensation” section below.

In determining the size of these awards, the compensation committee took into consideration each executive officer’s current vested and unvested equity holdings, competitive market data, and the other factors described in the “Compensation Setting Process-Compensation Committee” section above.

The intended values of the RSU awards and the intended target values of the PSU awards granted to the named executive officers in May 2023 are listed below, and each of these values was converted into the number of shares (or in the case of the PSU awards, the target number of shares) covered by the award by dividing the value by the average closing price of a share of our Class A common stock during the month of April 2023.

Name	Intended Value of RSUs	Intended Target Value of PSUs
Vladimir Shmunis	$9,000,000	$9,000,000
Mo Katibeh	$5,850,000	$5,700,000
Sonalee Parekh	$4,550,000	$4,550,000
John Marlow	$4,000,000	$4,000,000
Our achievement of the performance goals for these PSU awards was follows: (i) our annualized exit monthly recurring subscriptions for 2023 was $2.3 billion, (ii) our unlevered adjusted free cash flow margin for 2023 was 14.8%, (iii) our net promoter score for the fourth quarter of 2023 was 5, and (iv) our TSR ranked at the 52nd percentile. Based on these levels of achievement, 123.1% of the target number of PSUs for the PSU awards granted to Mr. Shmunis, Ms. Parekh, and Mr. Marlow became achieved PSUs. For purposes of the accelerated vesting of Mr. Katibeh’s equity awards that he received under his separation agreement (which is discussed below), the performance goals for his PSU award were deemed to be achieved at target levels.
In addition, in April 2023, we granted Mr. Shmunis a special equity award of 17,144 RSUs (effective in May 2023) in lieu of payment in cash of $494,530 of his salary for the period from April 1, 2023 through March 31, 2024, in order to conserve cash resources and to enhance the link between Mr. Shmunis’s interest and those of our stockholders. These RSU awards vest 1/4th every three months after May 20, 2023, and become fully vested one year after that date, subject to Mr. Shmunis’s continued service as of each vesting date.

In connection with his hire, Mr. Robbiati was granted the following equity awards in August 2023: (i) an initial grant of time-based RSUs covering shares of the Company’s Class A common stock having an initial value of $8,000,000 (the “Initial Time-Based RSUs”); and (ii) an initial grant of performance-based RSUs covering shares of the Company’s Class A common stock having an initial value of $8,000,000 (the “Initial Performance-Based RSUs”). Additionally, because Mr. Robbiati forfeited substantial unvested equity awards at his prior employer as a result of his resignation to become the Company’s CEO, Mr. Robbiati was granted the following additional equity awards in August 2023: (i) a grant of time-based RSUs covering shares of the Company’s Class A common stock having an initial value of $9,000,000 (the “Buyout Time-Based RSUs”) and (ii) a grant of performance-based RSUs covering shares of the Company’s Class A common stock having an initial value of $9,000,000 (the “Buyout Performance-Based RSUs”). The actual number of RSUs granted under each of these awards was equal to the initial value of the award divided by the average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the trading days that occurred in July 2023. The Initial Time-Based RSUs were scheduled to vest as to 1/16th of the RSUs on each quarterly vesting date beginning on November 20, 2023 over a four-year period, provided Mr. Robbiati remained a service provider of the Company through each applicable vesting date. The Initial Performance-Based RSUs were scheduled to vest as to 1/3rd of the RSUs on February 20th of each of 2025, 2026, and 2027, with all vesting contingent on the Company achieving the performance objectives determined by our board of directors or the compensation committee and provided Mr. Robbiati remained a service provider of the Company through each applicable vesting date. The performance goals for the Initial Performance-Based RSUs had not been determined before Mr. Robbiati’s resignation from the Company. The Buyout Time-Based RSUs were scheduled to vest as to 1/8th of the RSUs on each quarterly vesting date beginning on November 20, 2023 over a two-year period, provided Mr. Robbiati remained a service provider of the Company through each applicable vesting date. The Buyout Performance-Based RSUs were scheduled to vest as to 2/8th of the RSUs on February 20, 2024, 4/8th of the RSUs on February 20, 2025, and 2/8th of the RSUs on February 20, 2026, in each case contingent on the Company achieving the applicable performance-based goals and provided Mr. Robbiati remained a service provider of the Company through each applicable vesting date. For the first tranche of the Buyout Performance-Based RSU the performance-based goals were the same as those that apply to PSUs granted to other named executive officers for 2023. The performance goals for the second and third tranches of the Buyout Performance-Based RSUs had not been determined at the time of his resignation.
In 2023, Mr. Katibeh received the following RSU awards under our NEO Equity Compensation Program: (i) in January 2023, an award of 1,952 RSUs in lieu of payment in cash of $67,500 of his salary for the period from January 1, 2023 to February 15, 2023, (ii) in February 2023, an award of 2,789 RSUs in lieu of payment in cash of $135,000 of his salary for the period from February 16, 2023 through May 15, 2023, and (iii) in May 2023, an award of 4,754 RSUs in lieu of payment in cash of $135,000 of his salary for the period from May 16, 2023 through August 15, 2023.
In 2023, Ms. Parekh received the following RSU awards under our NEO Equity Compensation Program: (i) in January 2023, an award of 1,591 RSUs in lieu of payment in cash of $55,000 of her salary for the period from January 1, 2023 to February 15, 2023, (ii) in February 2023, an award of 2,273 RSUs in lieu of payment in cash of $110,000 of her salary for the period from February 16, 2023 through May 15, 2023, (iii) in May 2023, an award of 3,874 RSUs in lieu of payment in cash of $110,000 of her salary for the period from May 16, 2023 through August 15, 2023, (iv) in August 2023, an award of 3,675 RSUs in lieu of payment in cash of $110,000 of her salary for the period from August 16, 2023 through November 15, 2023, and (v) in November 2023, an award of 1,809 RSUs in lieu of payment in cash of $55,000 of her salary for the period from November 16, 2023 through December 31, 2023.
In 2023, Mr. Marlow received the following RSU awards under our NEO Equity Compensation Program: (i) in January 2023, an award of 1,410 RSUs in lieu of payment in cash of $48,750 of his salary for the period from January 1, 2023 to February 15, 2023, (ii) in February 2023, an award of 2,015 RSUs in lieu of payment in cash of $97,500 of his salary for the period from February 16, 2023 through May 15, 2023, (iii) in May 2023, an award of 3,434 RSUs in lieu of payment in cash of

$97,500 of his salary for the period from May 16, 2023 through August 15, 2023, (iv) in August 2023, an award of 3,257 RSUs in lieu of payment in cash of $97,500 of his salary for the period from August 16, 2023 through November 15, 2023, and (v) in November 2023, an award of 1,604 RSUs in lieu of payment in cash of $48,750 of his salary for the period from November 16, 2023 through December 31, 2023.
In addition, each named executive officer is entitled to certain vesting acceleration benefits upon a qualifying termination, as described in the “Post-Employment Compensation” section below.
The grant date fair values of these equity awards granted to our named executive officers in 2023 are listed in the “Stock Awards” column of the Summary Compensation Table and in the Grants of Plan-Based Awards in 2023 table below.
As discussed above, we also issued RSUs to our named executive officers under the KEEB in settlement of their incentive payments under the Bonus Plan for the first quarter of 2023. These RSUs are listed in the Grants of Plan-Based Awards in 2023 table below.

In addition, in May 2022, we granted an award of 26,713 RSUs to each of Mr. Katibeh and Ms. Parekh. These awards vest as to 1/4th of the RSUs on February 20, 2023 for Mr. Katibeh and May 20, 2023 for Ms. Parekh, and as to 1/16th of the RSUs every three months afterwards, subject to the applicable named executive officer’s continued service as of each vesting date. However, if our board of directors established performance‑based metrics on or before the date of our release of first quarter 2023 earnings, the vesting of any portion of the performance-based new hire award scheduled to vest after May 20, 2023, would be contingent on the Company achieving such performance-based metrics. No such performance-based metrics were established by our board of directors.
Welfare and Other Employee Benefits
Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees. We have a qualified defined contribution plan under Code Section 401(k) covering eligible employees, including our named executive officers. All participants in the plan, including each named executive officer, are eligible to make pre-tax contributions. We provide a Company 401(k) plan matching program of 50% of the employee’s contributions up to the lesser of 6% of employee cash compensation and $4,050 per year. All participant 401(k) contributions and earnings, as well as all matching contributions and earnings, are fully and immediately vested.
Perquisites
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not regularly provide special plans or programs for our named executive officers.
All practices with respect to perquisites or other personal benefits will be subject to review and approval by the compensation committee.
Post-Employment Compensation
Our employment arrangements with Messrs. Shmunis, Katibeh and Marlow and Ms. Parekh provided for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believed that these agreements enabled our named executive officers to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believed that these arrangements furthered our interest in encouraging retention among our named executive officers.
In addition, our named executive officers were participants in the Company’s Equity Acceleration Policy which contains provisions providing for double-trigger vesting upon certain changes in control, as described in the “Equity Acceleration Policy” section below. We believed this policy provided important retention incentives for our key contributors through and following a change in control.

Except for Mr. Katibeh, the severance and change in control provisions under these employment arrangements and our named executive officers’ participation agreements under the Equity Acceleration Policy were superseded and replaced by the Company’s Change of Control and Severance Policy (the “Severance Policy”), which is described below.

In connection with their resignations, we entered into separation agreements with Messrs. Robbiati and Katibeh, which are described below.
Executive Employment Arrangements
The initial terms and conditions of employment for each of our executive officers (including our named executive officers that remain with us) are set forth in a written employment agreement. Each of these agreements was approved on our behalf by our board of directors or the compensation committee, as applicable.
We develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. We believe that these arrangements helped the named executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.
Vladimir Shmunis
We entered into an executive employment letter with Mr. Shmunis, our CEO, dated September 13, 2013. The executive employment letter with Mr. Shmunis provides for a three-year employment term and may be extended by mutual agreement at the end of the term, but either we or Mr. Shmunis may terminate the employment relationship with us at any time.
If, outside of the period beginning three months prior to and ending 12 months after a change of control of the Company (such period, the “Change of Control Period”), Mr. Shmunis’s employment was terminated without “cause” (excluding by reason of death or “disability”) or he resigned for “good reason” (as such terms are defined in the executive employment letter), he was eligible to receive the following payments and benefits if he timely signed and did not revoke a release agreement with us:
•continued payment of base salary for a period of 12 months; and
•reimbursement of COBRA premiums to continue health insurance coverage for him and his eligible dependents for up to 12 months, or taxable monthly payments for the equivalent period in the event reimbursement of COBRA premiums would violate applicable law.
If, within the Change of Control Period, his employment was terminated without cause (excluding by reason of death or “disability”) or he resigned for good reason, he was entitled to the following payments and benefits if he timely signed and did not revoke a release agreement with us:
•a lump sum payment equal to (i) 18 months of his annual base salary, plus (ii) 1.5x the greater of his target annual bonus for the year of the change of control or the year of his termination;
•reimbursement of COBRA premiums to continue health insurance coverage for him and his eligible dependents for up to 18 months, or taxable monthly payments for the equivalent period in the event reimbursement of COBRA premiums would violate applicable law; and
•100% accelerated vesting of all outstanding equity awards.
In the event any of the amounts provided for under the executive employment letter or otherwise payable to Mr. Shmunis would constitute “parachute payments” within the meaning of Code Section 280G and could be subject to the related excise tax, Mr. Shmunis would have been entitled to receive either full payment of benefits under the executive employment letter or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever resulted in the greater amount of after-tax benefits to Mr. Shmunis. The executive employment letter did not require us to provide any tax gross-up payments.
Tarek Robbiati

In connection with his appointment as CEO, we entered into an executive employment offer letter with Tarek Robbiati on August 2, 2023. The offer letter did not have a specific term and provided that Mr. Robbiati was an at-will employee. Under the offer letter, Mr. Robbiati was entitled to an initial annualized base salary of $850,000 and a quarterly management-by-objective bonus opportunity equal to 100% of Mr. Robbiati’s quarterly base salary, subject to the terms of the Company’s Executive Incentive Plan.
The offer letter provided for the Initial Time-Based RSUs, Initial Performance-Based RSUs, Buyout Time-Based RSUs, and Buyout Performance-Based RSUs described above. The offer letter also provided for a sign-on bonus in the aggregate amount of $3,000,000, with $1,000,000 to be paid within 30 days of the effective date of Mr. Robbiati’s appointment as CEO and $2,000,000 to be paid no later than March 15, 2024. In the event that Mr. Robbiati was terminated by the Company for “cause” (as defined in the Severance Policy), but not for death or “disability” (as defined in the Severance Policy) or Mr. Robbiati voluntarily resigned from the Company without “good reason” (as defined in the Severance Policy), in either case, within two years of the effective date of his appointment as CEO, Mr. Robbiati was required to reimburse the Company for the total gross amount of the sign-on bonus actually received within 120 days following the employment termination date.

Mr. Robbiati was a participant in the Severance Policy, as described below.

Mo Katibeh

We entered into an executive employment offer letter with Mr. Katibeh, our former President and Chief Operating Officer, dated January 4, 2022, which was subsequently amended on May 9, 2022. The offer letter had no specific term and provided for at-will employment.
If Mr. Katibeh’s employment was terminated by the Company without cause (including by reason of death or “disability” (as defined in the offer letter)) or he resigned for good reason, he was eligible to receive the following payments and benefits if he timely signed and did not revoke a release agreement with us:
•cash severance equal to his then-current base salary for a period of (i) six months if such termination was by us other than for cause, death, or disability or by him for good reason or (ii) twelve months if such termination was by us due to his death or disability;
•reimbursement of COBRA premiums through the earlier of (i) the 12‑month anniversary of the date of the termination of employment or (ii) the date on which Mr. Katibeh or his eligible dependents, as applicable, ceased to be eligible for COBRA continuation coverage, provided that if we determined that we could not make these COBRA reimbursements without potentially violating applicable law, Mr. Katibeh would instead have received a taxable lump sum payment of $30,000 in lieu of such COBRA reimbursements; and
•the following equity award vesting acceleration benefit:
◦if such termination occurred during the period beginning 90 days prior to a “change of control” (as defined in the Equity Acceleration Policy) and ending 12 months following a change of control, then under the Equity Acceleration Policy, 50% acceleration of vesting of any of his then-outstanding and unvested equity awards subject to time-based vesting conditions, subject to the terms and conditions of the Equity Acceleration Policy, or
◦if such termination occurred outside of the period described in the previous bullet, acceleration of vesting of the portion of any of his then-outstanding and unvested equity awards subject to time based vesting conditions that would have vested if he had remained employed with us through the date that is 6 months following his effective last day with us.
Mr. Katibeh was a participant in the Equity Acceleration Policy, as described below.
Sonalee Parekh
We entered into an executive employment offer letter with Ms. Parekh, our former CFO, dated April 26, 2022. The offer letter had no specific term and provided for at-will employment.

If Ms. Parekh’s employment was terminated by the Company without cause (including by reason of death or “disability” (as defined in the offer letter)) or she resigned for good reason, she was eligible to receive the following payments and benefits if she timely signed and did not revoke a release agreement with us:
•cash severance equal to her then-current base salary for a period of (i) six months if such termination was by us other than for cause, death, or disability or by her for good reason or (ii) twelve months if such termination was by us due to her death or disability;
•reimbursement of COBRA premiums through the earlier of (i) the 12‑month anniversary of the date of the termination of employment or (ii) the date on which Ms. Parekh or her eligible dependents, as applicable, ceased to be eligible for COBRA continuation coverage, provided that if we determined that we could not make these COBRA reimbursements without potentially violating applicable law, Ms. Parekh would instead have received a taxable lump sum payment of $30,000 in lieu of such COBRA reimbursements; and
•the following equity award vesting acceleration benefit:
◦if such termination occurred during the period beginning 90 days prior to a “change of control” (as defined in the Equity Acceleration Policy) and ending 12 months following a change of control, then under the Equity Acceleration Policy, 100% acceleration of vesting of any of her then-outstanding and unvested equity awards subject to time-based vesting conditions, subject to the terms and conditions of the Equity Acceleration Policy, or
◦if such termination occurred outside of the period described in the previous bullet, acceleration of vesting of the portion of any of her then-outstanding and unvested equity awards subject to time based vesting conditions that would have vested if she had remained employed with us through the date that is 6 months following her effective last day with us.
Ms. Parekh was a participant in the Equity Acceleration Policy and the Severance Policy, as described below.
John Marlow
We entered into an executive employment offer letter with John Marlow, our current Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary, dated September 13, 2013. The executive employment offer letter has no specific term and provides for at-will employment.
In the event we terminated Mr. Marlow’s employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability, he was eligible to receive severance equal to three months of his base salary, payable in installments in accordance with our payroll procedures, subject to his signing and not revoking a release agreement with us.
Mr. Marlow was a participant in the Equity Acceleration Policy and currently is a participant in the Severance Policy, as described below.
Equity Acceleration Policy
Our named executive officers were eligible to participate in our Equity Acceleration Policy. Pursuant to our Equity Acceleration Policy, on a termination of an eligible employee’s employment either (i) by the Company (or any of its subsidiaries) other than for “cause,” death, or “disability” or (ii) by the eligible employee for “good reason” (as such terms are defined in the Equity Acceleration Policy or individual participation agreement), in either case, during the period beginning 60 days prior to a “change of control” (as defined in the Equity Acceleration Policy) and ending 12 months following a change of control, then, subject to the eligible employee’s signing and not revoking a release, the then‑unvested shares subject to each of the eligible employee’s then-outstanding equity awards will immediately vest and, in the case of equity awards that are stock options and stock appreciation rights, will become exercisable as to (A) in the cases of Mr. Shmunis, Ms. Parekh, and Mr. Marlow, 100% of his or her then-outstanding unvested equity awards (other than Ms. Parekh’s performance-based new hire award), or (B) in the cases of Messrs. Katibeh and Agarwal, 50% vesting acceleration of his then-outstanding unvested equity awards (other than the performance-based award Mr. Katibeh received in connection with his appointment as President), in each case subject to the terms and conditions of the Equity Acceleration Policy.

If any payment or benefit that an eligible employee would receive from the Company or any other party whether in connection with the Equity Acceleration Policy or otherwise would constitute a “parachute payment” within the meaning of Code Section 280G and could be subject to the related excise tax, the eligible employee would be entitled to receive either full payment of the payments and benefits under or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the eligible employee.
The provisions of the Equity Acceleration Policy superseded any double-trigger equity acceleration provisions of any offer letter, employment agreement or equity award.
In March 2020, our compensation committee determined that for the awards of RSUs granted to Mr. Shmunis, in the event of the termination without “cause”, termination “for good reason” (as such terms are defined in the Equity Acceleration Policy) or death or disability of Mr. Shmunis, the vesting of any awards of RSUs granted to him in fiscal 2020 that would have vested had he remained employed with the Company through the date that is 12 months following his effective last day with us would be accelerated (other than in connection with a death or disability from high-risk activities such as skydiving or free climbing).

Change of Control and Severance Policy

In August 2023, our compensation committee adopted the Severance Policy, which applies to our Section 16 officers as designated by the administrator of the Severance Policy from time to time. Each of our named executive officers that remain with us is a participant in the Severance Policy, and prior to their respective resignations, Mr. Robbiati and Ms. Parekh were participants in the Severance Policy.

Pursuant to the Severance Policy, if the Company terminates a participant’s employment other than for cause, death or disability or the participant resigns for good reason on or within 3 months before or 12 months following a change of control (the change in control period), then, subject to the conditions described below, such participant may be eligible to receive the following severance benefits, less applicable tax withholdings, as applicable:

•A salary severance payment of 12 months (or 18 months for Messrs. Shmunis and Robbiati) of the participant’s applicable annual base salary.

•For Messrs. Shmunis and Robbiati only, a bonus severance payment equal to 150% of such participant’s annual target bonus.

•100% of the participant’s outstanding equity awards will vest and, to the extent applicable, become immediately exercisable.

•Payment or reimbursement of continued health coverage for the participant and the participant’s dependents under COBRA for 12 months (or 18 months for Messrs. Shmunis and Robbiati).

Further, under the Severance Policy, if we terminate a participant’s employment other than for cause, death or disability or such participant resigns for good reason at any time other than during the change in control period, then, subject to the conditions described below, such participant will be eligible to receive the following severance benefits, less applicable tax withholdings:

•Continued payments totaling 12 months of the participant’s applicable annual base salary over a period of 12 months.

•1 year of vesting of the participant’s outstanding equity awards.

•Payment or reimbursement of continued health coverage for the participant and the participant’s dependents under COBRA for a period of up to 12 months.

To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a participant must sign and not revoke the Company’s separation agreement and release of claims within the timeframe set forth in the Severance Policy and continue to adhere to the restrictive covenants in that release.

Separation Agreements

Tarek Robbiati
In connection with his resignation, Mr. Robbiati entered into a separation agreement with the Company. Under the terms of this agreement, Mr. Robbiati received a lump sum cash payment of $9.75 million, an amount materially consistent with the benefits that would be due to him under his offer letter and the Severance Policy. Mr. Robbiati forfeited all of his then-unvested equity awards upon his termination of employment.

Mo Katibeh
In connection with his resignation, Mr. Katibeh agreed to serve as an advisor to our CEO until November 15, 2023, and entered into a separation agreement and release of claims with the Company, including a non-competition agreement that applies until August 15, 2024. If Mr. Katibeh complies with the terms of such separation agreement, he was entitled to (i) the benefits set forth in the Severance Policy for a resignation with good reason other than during the change in control period, (ii) $200,000, which was paid in 3 equal monthly installments during the period he served as a special advisor, and (iii) a payment of $400,000 at the end of the period covered by the non-competition agreement.
Other Compensation Policies
Equity Award Grant Policy
Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, our board of directors or the compensation committee may grant equity awards at any time. It is our policy to not time equity award grants in relation to the release of material non-public information. Under the policy, the compensation committee has delegated limited authority to a committee consisting of our CEO and a member of the compensation committee to grant equity awards to employees below the level of Vice President and certain other service providers other than the members of our board of directors.
Compensation Recovery Policy

We have adopted a clawback policy, effective as of October 2, 2023, that complies with the SEC rules under the Dodd-Frank Act and also permits us to seek to recover incentive compensation from executive officers and certain other employees who are determined to have engaged in, or in some cases to have been aware of or willfully blind to, significant misconduct.
Insider Trading Policies and Procedures; Derivatives Trading; Hedging and Pledging Policy
We maintain insider trading policies and procedures governing the purchase, sale, and other dispositions of our securities that are applicable to RingCentral and all of our directors, officers, and employees. Our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards. Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.
Tax and Accounting Considerations
Tax Considerations
We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers. While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors. These accounting considerations include ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.
Compensation-Related Risk
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management, our compensation committee reviewed our 2023 compensation programs. Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee
The following Report of the compensation committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Prat Bhatt
Robert Theis

Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during fiscal 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Vladimir Shmunis Chief Executive Officer	2023	5,470 (4)	—	20,616,162	508,722 (5)	10,733	21,141,087
	2022	5,470	—	19,288,954	517,280	373,493	20,185,197
	2021	5,175	—	18,439,095	776,713	828	19,221,811
Tarek Robbiati Former Chief Executive Officer	2023	304,902 (6)	1,000,000	26,945,715 (7)	80,810	9,752,890	38,084,317
	2022	—	—	—	—	—	—
	2021	—	—	—	—	—	—
Mo Katibeh Former President and Chief Operating Officer	2023	37,500 (8)	—	11,225,239	316,768 (9)	6,162,844	17,742,351
	2022	206,250	—	20,373,657	563,000	214,322	21,357,229
	2021	—	—	—	—	—	—
Sonalee Parekh Former Chief Financial Officer	2023	60,000 (10)	—	10,620,399	508,728 (11)	7,583	11,196,710
	2022	147,500	—	10,666,699	298,609	192,348	11,305,156
	2021	—	—	—	—	—	—
John Marlow Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary	2023	60,000 (12)	—	9,339,843	457,844 (13)	6,188	9,863,875
	2022	60,000	—	6,010,755	422,193	134,826	6,627,774
	2021	204,375	—	12,006,768	416,753	45,828	12,673,724

(1)The amounts in the “Stock Awards” column represent the aggregate fair market value of RSUs and PSUs granted in the applicable year and calculated in accordance with ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 of the notes to the consolidated financial statements included in Part II, Item 8 of our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, for a discussion of assumptions made in determining the grant date fair market value.
(2)Amounts in this column represent (i) the aggregate fair market value of RSUs granted under our Key Employee Equity Bonus Plan, in lieu of a cash bonus earned for each quarter of 2021 and 2022 and the first quarter of 2023, which is calculated in accordance with ASC Topic 718, and (ii) the bonuses earned under our Bonus Plan for the second through fourth quarters of 2023 that were paid in cash. These RSUs were fully vested upon grant.
(3)For each of Messrs. Shmunis and Marlow, the amount reported in this column for 2023 represents the portion of the premium paid by the Company with respect to life insurance for the benefit of the named executive officer.
For Mr. Robbiati, the amount reported in this column for 2023 represents (i) the portion of the premium paid by the Company with respect to life insurance for his benefit, which was $2,890, and (ii) the lump sum cash payment of $9.75 million that Mr. Robbiati received under his separation agreement.
For Mr. Katibeh, the amount reported in this column for 2023 represents the portion of the premium paid by the Company with respect to life insurance for his benefit, which was $1,175, and the following payments and benefits he is entitled to receive under his separation agreement: (i) the benefits set forth in the Severance Policy for a resignation with good reason other than during the change in control period, which consists of 12 months of his base salary (equal to $600,000), 1 year of vesting of his equity awards (which has a value of $4,929,608), and reimbursement of his COBRA premiums for up to 12 months (which has a value of $32,061), (ii) $200,000, which was paid in 3 equal monthly installments during the period he served as a special advisor, and (iii) a payment of $400,000 at the end of the period covered by the non-competition agreement.
For Ms. Parekh, the amount reported in this column for 2023 represents (i) the portion of the premium paid by the Company with respect to life insurance for her benefit, which was $3,533, and (ii) the Company’s matching contribution to the 401(k) plan in the amount of $4,050.
(4)This amount represents the $5,470 of cash salary actually paid to Mr. Shmunis in 2023. Mr. Shmunis received (i) an award of 4,769 RSUs in lieu of payment in cash of $494,530 of his salary for the period from April 1, 2022 through March 31, 2023, and (ii) an award of 17,144 RSUs in lieu of payment in cash of $494,530 of his salary for the period from April 1, 2023 through March 31, 2024, and this amount does not include the portion of this $494,530 of salary attributable to the period from January 1, 2023 through March 31, 2023 and the portion of this $494,530 of salary attributable to the period from April 1, 2023 through December 31, 2023.
(5)Consists of (i) 4,171 RSUs that were fully vested upon grant, all of which were granted in fiscal 2023, and (ii) $379,338 of bonuses earned under our Bonus Plan in fiscal 2023, which were paid in cash.
(6)This amount represents (i) the $45,148 of cash compensation under our non-employee director compensation program earned by Mr. Robbiati in 2023 and (ii) the $259,772 of cash salary actually paid to Mr. Robbiati for his service as our CEO.
(7)This amount represents (i) $576,137 in equity awards that were granted to Mr. Robbiati for his service as a non-employee director and (ii) $26,369,578 in equity awards that were granted to Mr. Robbiati for his service as our CEO.
(8)This amount represents the $37,500 of cash salary actually paid to Mr. Katibeh in 2023. Mr. Katibeh received (i) an award of 1,952 RSUs in lieu of payment in cash of $67,500 of his salary for the period from January 1, 2023 through February 15, 2023, (ii) an award of 2,789 RSUs in lieu of payment in cash of $135,000 of his salary for the period from February 16, 2023 through May 15, 2023, and (iii) an award of 4,754 RSUs in lieu of payment in cash of $135,000 of his salary for the period from May 16, 2023 through August 15, 2023.
(9)Consists of (i) 5,467 RSUs that were fully vested upon grant, all of which were granted in fiscal 2023, and (ii) a $161,505 bonus earned under our Bonus Plan in fiscal 2023, which was paid in cash.
(10)This amount represents the $60,000 of cash salary actually paid to Ms. Parekh in 2023. Ms. Parekh received (i) an award of 1,591 RSUs in lieu of payment in cash of $55,000 of her salary for the period from January 1, 2023 through February 15, 2023, (ii) an award of 2,273 RSUs in lieu of payment in cash of $110,000 of her salary for the period from February 16, 2023 through May 15, 2023, (iii) an award of 3,874 RSUs in lieu of payment in cash of $110,000 of her salary for the period from May 16, 2023 through August 15, 2023, (iv) an award of 3,675 RSUs in lieu of payment in cash of $110,000 of her salary for the period from August 16, 2023 through November 15, 2023, and (v) an award of 1,809 RSUs in lieu of payment in cash of $55,000 of her salary for the period from November 16, 2023 through December 31, 2023.
(11)Consists of (i) 4,556 RSUs that were fully vested upon grant, all of which were granted in fiscal 2023, and (ii) $379,338 of bonuses earned under our Bonus Plan in fiscal 2023, which were paid in cash.
(12)This amount represents the $60,000 of cash salary actually paid to Mr. Marlow in 2023. Mr. Marlow received (i) an award of 1,410 RSUs in lieu of payment in cash of $48,750 of his salary for the period from January 1, 2023 through February 15, 2023, (ii) an award of 2,015 RSUs in lieu of payment in cash of $97,500 of his salary for the period from February 16, 2023 through May 15, 2023, (iii) an award of 3,434 RSUs in lieu of payment in cash of $97,500 of his salary for the period from May 16, 2023 through August 15, 2023, (iv) an award of 3,257 RSUs in lieu of payment in cash of $97,500 of his salary for the period from August 16, 2023 through November 15, 2023, and (v) an award of 1,604 RSUs in lieu of payment in cash of $48,750 of his salary for the period from November 16, 2023 through December 31, 2023.
(13)Consists of (i) 4,100 RSUs that were fully vested upon grant, all of which were granted in fiscal 2023, and (ii) $341,404 of bonuses earned under our Bonus Plan in fiscal 2023, which were paid in cash.
Grants of Plan-Based Awards in 2023
The following table sets forth information regarding grants of awards made to our named executive officers during fiscal 2023. We did not grant any cash awards under our 2013 Plan during fiscal 2023.

			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Vladimir Shmunis	5/20/2023	4/25/2023	—	—	—	4,171	129,384
	5/19/2023	5/11/2023	90,478 (2)	311,993 (3)	623,986 (4)	—	10,458,793
	5/19/2023	5/11/2023	—	—	—	311,993	9,678,023
	5/1/2023	4/25/2023	—	—	—	17,144	479,346
	2/20/2023	2/2/2023	—	—	—	932	34,456
Tarek Robbiati	8/28/2023	8/8/2023	—	210,746	—	—	6,200,147
	8/28/2023	8/8/2023	17,189 (2)	59,272 (3)	118,544 (4)	—	1,762,749
	8/28/2023	8/8/2023	—	177,817 (5)	—	—	5,231,376
	8/28/2023	8/8/2023	—	—	—	210,746	6,200,147
	8/28/2023	8/8/2023	—	—	—	237,089	6,975,158
	6/1/2023	6/1/2023	—	—	—	8,448	299,988
	2/24/2023	2/24/2023	—	—	—	7,949	276,148
Mo Katibeh	5/19/2023	5/11/2023	57,303 (2)	197,596 (3)	395,192 (4)	—	4,596,978
	5/19/2023	5/11/2023	—	—	—	202,796	6,290,732
	5/15/2023	4/25/2023	—	—	—	4,754	135,014
	5/15/2023	4/25/2023	—	—	—	5,467	155,263
	2/15/2023	2/2/2023	—	—	—	2,859	138,404
	2/15/2023	2/2/2023	—	—	—	2,789	135,015
	1/3/2023	1/2/2023	—	—	—	1,952	67,500
Sonalee Parekh	11/15/2023	4/25/2023	—	—	—	1,809	55,012
	8/15/2023	4/25/2023	—	—	—	3,675	110,030
	5/19/2023	5/11/2023	45,742 (2)	157,730 (3)	315,460 (4)	—	5,287,499
	5/19/2023	5/11/2023	—	—	—	157,730	4,892,785
	5/15/2023	4/25/2023	—	—	—	3,874	110,022
	5/15/2023	4/25/2023	—	—	—	4,556	129,390
	2/15/2023	2/2/2023	—	—	—	2,273	110,036
	2/15/2023	2/2/2023	—	—	—	2,424	117,346
	1/3/2023	1/2/2023	—	—	—	1,591	55,017
John Marlow	11/15/2023	4/25/2023	—	—	—	1,604	48,778
	8/15/2023	4/25/2023	—	—	—	3,257	97,515
	5/19/2023	5/11/2023	40,213 (2)	138,664 (3)	277,328 (4)	—	4,648,364
	5/19/2023	5/11/2023	—	—	—	138,664	4,301,357
	5/15/2023	4/25/2023	—	—	—	3,434	97,526
	5/15/2023	4/25/2023	—	—	—	4,100	116,440
	2/15/2023	2/2/2023	—	—	—	2,015	97,546
	2/15/2023	2/2/2023	—	—	—	2,144	103,791
	1/3/2023	1/2/2023	—	—	—	1,410	48,758

(1)The amounts in the “Grant Date Fair Value of Stock Awards” column represent the grant date fair market value of RSUs and PSUs granted in fiscal 2023 and calculated in accordance with ASC Topic 718. See Note 12 of the notes to consolidated financial statements included in Part II, Item 8 of our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, for a discussion of assumptions made in determining the grant date fair market value.
(2)For each PSU award, the PSUs are evenly allocated to four tranches.
For the tranche that becomes eligible to vest based on the Company’s annualized exit monthly recurring subscriptions for 2023, the threshold number of PSUs is (i) 780 for Mr. Shmunis, (ii) 148 for Mr. Robbiati, (iii) 494 for Mr. Katibeh, (iv) 394 for Ms. Parekh, and (v) 347 for Mr. Marlow.
For the tranche that becomes eligible to vest based on the Company’s unlevered adjusted free cash flow margin for 2023, the threshold number of PSUs is (i) 62,398 for Mr. Shmunis, (ii) 11,854 for Mr. Robbiati, (iii) 39,519 for Mr. Katibeh, (iv) 31,546 for Ms. Parekh, and (v) 27,733 for Mr. Marlow.
For the tranche that becomes eligible to vest based on the Company’s net promoter score for the fourth quarter of 2023, the threshold number of PSUs is (i) 7,800 for Mr. Shmunis, (ii) 1,482 for Mr. Robbiati, (iii) 4,940 for Mr. Katibeh, (iv) 3,943 for Ms. Parekh, and (v) 3,467 for Mr. Marlow.
For the tranche that becomes eligible to vest based on TSR during the performance period relative to the TSRs of the indexed companies, the threshold number of PSUs is (i) 19,500 for Mr. Shmunis, (ii) 3,705 for Mr. Robbiati, (iii) 12,350 for Mr. Katibeh, (iv) 9,858 for Ms. Parekh, and (v) 8,666 for Mr. Marlow.
(3)For each tranche, the target number of PSUs is approximately (i) 77,998 for Mr. Shmunis, (ii) 14,818 for Mr. Robbiati, (iii) 49,399 for Mr. Katibeh, (iv) 39,433 for Ms. Parekh, and (v) 34,666 for Mr. Marlow.
(4)For each tranche, the maximum number of PSUs is approximately (i) 155,997 for Mr. Shmunis, (ii) 29,636 for Mr. Robbiati, (iii) 98,798 for Mr. Katibeh, (iv) 78,865 for Ms. Parekh, and (v) 69,332 for Mr. Marlow.
(5)This reflects the second and third tranches of Mr. Robbiati’s Buyout Performance-Based RSUs. The first tranche of the Buyout Performance-Based RSUs is reported in footnotes (2) through (4).

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning equity awards held by our named executive officers at the end of fiscal 2023.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Vladimir Shmunis	4/1/2020	—	—	—	—	5,176 (2)	175,725
	5/1/2021	—	—	—	—	17,624 (3)	598,335
	4/1/2022	—	—	—	—	77,879 (4)	2,643,992
	5/1/2023	—	—	—	—	8,572 (5)	291,019
	5/19/2023	—	—	—	—	384,161 (6)	13,042,266
	5/19/2023	—	—	—	—	233,995 (7)	7,944,130
Tarek Robbiati (8)	—	—	—	—	—	—	—
Mo Katibeh (9)	—	—	—	—	—	—	—
Sonalee Parekh	5/30/2022	—	—	—	—	16,696 (10)	566,829
	5/30/2022	—	—	—	—	66,782 (11)	2,267,249
	5/19/2023	—	—	—	—	194,221 (6)	6,593,803
	5/19/2023	—	—	—	—	128,156 (12)	4,350,896
John Marlow	4/1/2020	—	—	—	—	1,294 (13)	43,931
	5/1/2021	—	—	—	—	11,750 (14)	398,913
	3/14/2022	—	—	—	—	25,960 (15)	881,342
	5/19/2023	—	—	—	—	170,739 (6)	5,796,589
	5/19/2023	—	—	—	—	112,665 (16)	3,824,977

(1)This amount reflects the closing price of our Class A common stock on December 29, 2023 (which was $33.95), multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.
(2)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2020. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(3)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2021. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(4)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, as to 1/8 of the underlying shares on May 20, 2022 and as to 1/16 of the underlying shares each quarter thereafter. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(5)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, as to 1/4 of the underlying shares on August 20, 2023 and as to 1/4 of the underlying shares each three-month period thereafter. Under the Severance Policy, 100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(6)This reflects the number of PSUs granted to the named executive officer that became achieved PSUs based on the achievement of the performance goals. 1/3rd of the achieved PSUs vest on February 20, 2024 for Ms. Parekh and February 21, 2024 for Messrs. Shmunis and Marlow, and 1/8th of the remaining achieved PSUs vest every three months afterwards, in each case, subject to the named executive officer’s continued service as of each vesting date.
(7)The shares underlying this RSU award vest, subject to Mr. Shmunis’s continued role as a service provider to us, in 12 equal quarterly installments commencing May 20, 2023. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(8)Mr. Robbiati resigned from his position as Chief Executive Officer on December 8, 2023. In connection with his resignation, Mr. Robbiati forfeited all of his then-unvested equity awards.
(9)Mr. Katibeh resigned from his position as President and Chief Operating Officer on August 15, 2023. In connection with his resignation, Mr. Katibeh received the vesting acceleration benefits set forth in the Severance Policy for a resignation with good reason other than during the change in control period and forfeited the remainder of his then-unvested equity awards.

(10)Prior to Ms. Parekh’s resignation, the shares underlying this RSU award were scheduled to vest, subject to Ms. Parekh’s continued role as a service provider to us, as to 1/4 of the underlying shares on May 20, 2023 and as to 1/16 of the underlying shares each quarter thereafter. Under the Severance Policy, 100% of the shares underlying this RSU award were subject to accelerated vesting in the event of termination of employment under certain circumstances.
(11)Prior to Ms. Parekh’s resignation, the shares underlying this RSU award were scheduled to vest, subject to Ms. Parekh’s continued role as a service provider to us, as to 1/4 of the underlying shares on May 20, 2023 and as to 1/16 of the underlying shares each quarter thereafter. Under the Severance Policy, 100% of the shares underlying this RSU award were subject to accelerated vesting in the event of termination of employment under certain circumstances.
(12)Prior to Ms. Parekh’s resignation, the shares underlying this RSU award were scheduled to vest, subject to Ms. Parekh’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2023. Under the Severance Policy, 100% of the shares underlying this RSU award were subject to accelerated vesting in the event of termination of employment.
(13)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2020. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(14)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2021. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(15)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, as to 1/8 of the underlying shares on May 20, 2022 and as to 1/16 of the underlying shares each quarter thereafter. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
(16)The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2023. Under the Severance Policy, 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances.
Option Exercises and Stock Vested in 2023
The following table sets forth the number of shares of common stock acquired during fiscal 2023 by our named executive officers upon the exercise of stock options and the vesting of RSU awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Vladimir Shmunis	—	—	172,274	5,370,616
Tarek Robbiati	—	—	42,807	1,297,480
Mo Katibeh	—	—	240,961	7,310,006
Sonalee Parekh	—	—	99,861	3,112,178
John Marlow	—	—	73,794	2,355,181

(1)Reflects the aggregate number of shares of Class A common stock underlying the RSU awards that vested in fiscal 2023.
(2)Calculated based by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the NYSE of a share of Class A common stock on vesting date, by (ii) the number of shares of Class A common stock acquired upon vesting.
Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
Non-Qualified Deferred Compensation
We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Hedging Policy
Pursuant to our Insider Trading Policy, our directors, officers (as defined in Rule 16a-1(f) of the Exchange Act) and other employees subject to blackout periods or pre-clearance requirements under such policy are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities, including hedging their ownership of Company securities or similar transactions designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.
Potential Payments upon Termination and upon Termination in Connection with a Change of Control
Potential Payments upon Termination Apart from a Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers that remained employed with us on December 31, 2023, pursuant to the Severance Policy, if (i) the named executive officer experiences a qualifying termination of his or her employment (as described in the “Executive Compensation─Compensation Discussion and Analysis─Post-Employment Compensation─Executive Employment Arrangements” section above), on December 31, 2023, and outside of the period beginning 3 months prior to and ending 12 months following a “change of control” (as defined in our Severance Policy) and (ii) such named executive officer signs and does not revoke a release agreement with us. The benefits consist of (i) 12 months of his or her base salary; (ii) reimbursement of his or her COBRA premiums for up to 12 months; and (iii) 1 year vesting of his or her outstanding equity awards in accordance with the Severance Policy.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis	500,000	13,406,074	22,478	13,928,552
Sonalee Parekh	500,000	6,318,638	27,715	6,846,353
John Marlow	450,000	5,361,961	32,061	5,844,022

(1)Represents the portion of each named executive officer’s base salary to be paid to such named executive officer upon a termination apart from a change of control.
(2)For each named executive officer, the estimated value of accelerated equity awards was calculated by multiplying (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 29, 2023 (which was $33.95).
(3) Represents the value of the COBRA premium reimbursements to be provided to such named executive officer upon a termination apart from a change of control.

Potential Payments upon Termination in Connection with a Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers that remained employed with us on December 31, 2023, pursuant to the Severance Policy, if (i) the named executive officer experiences a qualifying termination of his or her employment (as described in the “Executive Employment Arrangements” and “Other Change in Control Provisions” subsections of the “Executive Compensation─Compensation Discussion and Analysis─Post-Employment Compensation” section above) on December 31, 2023, and within the period beginning 3 months prior to or 12 months following a “change of control” (as defined in our Severance Policy) and (ii) such named executive officer signs and does not revoke a release agreement with us.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis (4)	1,500,000	24,695,468	33,716	26,229,184
Sonalee Parekh (5)	500,000	13,778,777	27,715	14,306,492
John Marlow (6)	450,000	10,945,752	32,061	11,427,813

(1)Represents the portion of each named executive officer’s (a) base salary and (b) 2023 target bonus, as applicable to be paid to such named executive officer upon a termination in connection with a change of control.
(2)For each named executive officer, the estimated value of accelerated equity awards was calculated by multiplying (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 29, 2023 (which was $33.95).
(3)Represents the value of the COBRA premium reimbursements to be provided to such named executive officer upon a termination in connection with a change of control.
(4)Mr. Shmunis will receive (i) 18 months of his base salary plus 150% his 2023 target bonus, (ii) 100% acceleration of his outstanding equity awards (which to the extent applicable, will become immediately exercisable) and (iii) reimbursement of his COBRA premiums for up to 18 months, in accordance with the Severance Policy.
(5)Ms. Parekh was eligible to receive (i) 12 months of her base salary, (ii) 100% acceleration of her outstanding equity awards (which to the extent applicable, will become immediately exercisable) and (iii) reimbursement of her COBRA premiums for up to 12 months, in accordance with the Severance Policy.
(6)Mr. Marlow will receive (i) 12 months of his base salary, (ii) 100% acceleration of his outstanding equity awards (which to the extent applicable, will become immediately exercisable) and (iii) reimbursement of his COBRA premiums for up to 12 months, in accordance with the Severance Policy.
As noted above, in connection with their resignation, Messrs. Robbiati and Katibeh entered into separation agreements with the Company. Under the terms of Mr. Robbiati’s separation agreement, Mr. Robbiati received a lump sum cash payment of $9.75 million, an amount materially consistent with the benefits that would be due to him under his offer letter and the Severance Policy. If Mr. Katibeh complies with the terms of his separation agreement, he is entitled to (i) the benefits set forth in the Severance Policy for a resignation with good reason other than during the change in control period, which consists of 12 months of his base salary (equal to $600,000), 1 year of vesting of his equity awards (which has a value of $4,929,608), and reimbursement of his COBRA premiums for up to 12 months (which has a value of $32,061), (ii) $200,000, which was paid in 3 equal monthly installments during the period he served as a special advisor, and (iii) a payment of $400,000 at the end of the period covered by the non-competition agreement.
CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of Mr. Shmunis, our Chief Executive Officer as of December 31, 2023 (which is the date we selected to identify the median employee, as discussed below), and the total annual compensation of our median employee (other than Mr. Shmunis). For our last completed fiscal year, which ended December 31, 2023:
•The median of the total annual compensation of all employees (other than Mr. Shmunis) of ours (including our consolidated subsidiaries) was $121,657.

•Mr. Shmunis’s total annual compensation, as reported in the Summary Compensation Table included in this proxy statement, was $21,141,087.
•Based on the above, for fiscal 2023, the ratio of Mr. Shmunis’s total annual compensation to the median of the total annual compensation of all employees was 173.8 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
The methodology we used to calculate the pay ratio is described below.
•We determined the median of the total annual compensation of all of our employees as of December 31, 2023. As of December 31, 2023, we (including our consolidated subsidiaries) had approximately 4,080 full-time, part-time and temporary employees, approximately 2,179 out of the 4,080 (or approximately 53%) are U.S. employees, and approximately 1,901 out of the 4,080 (or approximately 47%) are located outside of the United States.
•We then compared the sum of (i) the total annual cash compensation earned by each of these employees for fiscal 2023 as reflected in our payroll records plus (ii) the fair value of equity awards (as determined in accordance with footnote 1 of the fiscal Summary Compensation Table) granted to these employees in fiscal 2023, to determine the median employee, without annualizing the compensation of any employees who started their employment with us in fiscal 2023 but did not work for us or our consolidated subsidiaries for the entire year. Compensation paid in foreign currency was converted to U.S. dollars using currency conversion ratios in effect as of January 1, 2024. In determining the median total compensation of all of these employees, we did not make any cost of living adjustments to the wages paid to any employee outside of the U.S.
Once we identified our median employee, we estimated the median employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to Mr. Shmunis’s total annual compensation, we used the amount reported in the “Total” column of our fiscal Summary Compensation Table included in this proxy statement.

Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following: (1) tabular compensation and performance disclosure for our fiscal years 2020, 2021, 2022, and 2023; (2) a list of performance measures that the Company considers to be its most important measures used to align compensation actually paid to the named executive officers in 2023 to Company performance; and (3) additional disclosure relative to the relationship between the “Compensation Actually Paid” set forth in the Pay Versus Performance Table and each of the financial measures set forth in the Pay Versus Performance Table and between the Company’s and the Peer Group TSR, in each case over fiscal years 2020, 2021, 2022, and 2023. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, please refer to the “Compensation Discussion and Analysis.”

Pay Versus Performance
							Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for Current PEO (2)	Compensation Actually Paid to Current PEO (3)	Summary Compensation Table Total for Former PEO (2)	Compensation Actually Paid to Former PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (4)	RingCentral Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Loss (thousands)	Company- Selected Measure: Revenue (thousands) (7)
2023	$21,141,087	$24,173,595	$38,084,317	$12,436,082	$13,609,967	$10,987,583	$20	$221	$(165,240)	$2,202,429
2022	$20,185,197	$(7,839,699)	$—	$—	$12,722,121	$4,141,713	$21	$133	$(879,166)	$1,988,330
2021	$19,221,811	$(6,373,237)	$—	$—	$24,461,378	$(4,012,450)	$111	$207	$(376,250)	$1,594,754
2020	$19,059,431	$61,476,737	$—	$—	$9,846,112	$25,937,641	$225	$150	$(82,996)	$1,183,657

(1)Vladimir Shmunis served as the Company’s Principal Executive Officer (our “Current PEO”) for the entirety of fiscal 2020, 2021, and 2022. During fiscal 2023, from August 28, 2023 through December 7, 2023, Mr. Robbiati (our “Former PEO”) served as our CEO and Mr. Shmunis was solely our Executive Chairman. Effective as of December 8, 2023, Mr. Shmunis succeeded Mr. Robbiati as CEO.
The Company’s other named executive officers (the “Reported NEOs”) for the applicable years were as follows:
– 2023: Mo Katibeh, Sonalee Parekh, and John Marlow
– 2022: Mo Katibeh, Sonalee Parekh, John Marlow, and Vaibhav Agarwal
– 2021: Anand Eswaran, Mitesh Dhruv, John Marlow, and Praful Shah
– 2020: Anand Eswaran, Mitesh Dhruv, John Marlow, and Praful Shah
(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated fiscal year in the case of our Current and Former PEOs and (ii) the average of the total compensation reported in the Summary Compensation Table for the Reported NEOs in the indicated year for such years.
(3)Amounts reported in these columns represent the compensation actually paid to our Current PEO and Former PEO in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on their total compensation reported in the Summary Compensation Table for the indicated fiscal years. For fiscal 2023, the adjustments made to total compensation to calculate compensation actually paid are shown in the tables below:

PEO Current
		2023
	Summary Compensation Table - Total Compensation	$21,141,087
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$20,616,162
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$21,277,314
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(145,985)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$2,773,226
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(255,885)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—
=	Compensation Actually Paid	$24,173,595

Former PEO
		2023
	Summary Compensation Table - Total Compensation	$38,084,317
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$26,945,715
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$—
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,297,480
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$—
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—
=	Compensation Actually Paid	$12,436,082

Equity award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)Amounts reported in this column represent the compensation actually paid to the Reported NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year. For fiscal 2023, the adjustments made to total compensation to calculate compensation actually paid are shown in the table below:

Reported NEO Average
		2023
	Summary Compensation Table - Total Compensation	$13,609,967
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$11,070,815
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$6,855,014
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(59,200)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$2,646,245
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(200,845)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$792,783
=	Compensation Actually Paid	$10,987,583
Please see footnote 1 for the Reported NEOs included in the average for fiscal 2023.
Equity award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(5)Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our common stock on December 31, 2019, using the closing stock price on that date. Historic stock price performance is not necessarily indicative of future stock price performance.
(6)The TSR Peer Group is the NASDAQ Computer Index, an independently prepared index that includes companies in Technology excluding Telecommunications Equipment, which is the peer group we used for the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report for the year ended December 31, 2023, filed with the SEC on February 22, 2024. This calculation assumes that $100 was invested in this index on December 31, 2019 (aligned with the period used in footnote #5 above).
(7)“Revenues” means the Company’s net revenues generated from third parties, including both subscriptions revenues and other revenues, each as defined in the Form 10-K filed for the calendar year ended December 31, 2023, as amended. Net revenue is defined as gross sales less any pertinent discounts, refunds, or other contra-revenue amounts, as presented on the Company’s press release reporting the applicable quarterly financial results.
The charts below graphically demonstrate the relationship between compensation actually paid and the listed performance measures and between the Company’s total shareholder return and the peer group’s total shareholder return.
Tabular List of Financial Performance Measures
The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for fiscal 2023.
•Revenue
•Non-GAAP operating margin
Relationship Between Pay and Performance
Below are graphs showing the relationship of “Compensation Actually Paid” to our Current PEO and Former PEO and Reported NEOs for our fiscal years 2020, 2021, 2022, and 2023 to (1) TSR of both our common stock and the Nasdaq Computer Index, (2) our net loss, and (3) our revenue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of October 31, 2024, for:
•each of our named executive officers;
•each of our directors and our new director nominee;
•all of our current directors and executive officers as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 2024, and shares issuable upon the vesting of RSUs and PSUs within 60 days of October 31, 2024, to be outstanding and to be beneficially owned by the person holding the option, the RSU or the PSU, respectively, for the purpose of computing the percentage ownership of that person. However, we have not treated such shares as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 80,331,923 shares of our Class A common stock and 9,924,538 shares of our Class B common stock outstanding as of October 31, 2024. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

	Class A		Class B		% of Total Voting
	Shares	%	Shares	%	Power †
5% Stockholders:
Entities affiliated with Vladimir Shmunis (1)	234,924	*	5,471,618	55.1	30.6
Entities affiliated with Vlad Vendrow (2)	150,844	*	2,970,295	29.9	16.6
Vanguard Group Inc. (3)	11,741,905	14.6	—	—	6.5
Capital World Investors (4)	10,072,043	12.5	—	—	5.6
Sylebra Capital Limited (5)	7,437,154	9.3	—	—	4.1
Ameriprise Financial, Inc. (6)	6,371,193	7.9	—	—	3.5
BlackRock, Inc. (7)	5,263,100	6.6	—	—	2.9
Named Executive Officers, Directors and New Director Nominee:
Vladimir Shmunis (1)	234,924	*	5,471,618	55.1	30.6
Tarek Robbiati (8)	21,582	*	—	—	*
Mo Katibeh (9)	20,427	*	—	—	*
Sonalee Parekh (10)	46,305	*	—	—	*
John Marlow (11)	190,347	*	273,714	2.8	1.6
Mignon Clyburn (12)	17,610	*	—	—	*
Kenneth Goldman (13)	25,316	*	—	—	*
Robert Theis (14)	28,689	*	—	—	*
Neil Williams (15)	28,094	*	—	—	*
Ned Segal (16)	2,914	*	—	—	*
Prat Bhatt (17)	2,914	*	—	—	*

Amy Guggenheim Shenkan	—	—	—	—	—
All current executive officers and directors as a group (9 persons)(18)	530,808	*	5,745,332	57.9	32.3

(†) Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by applicable law.
(*) Represents beneficial ownership of less than 1%.
(1)Consists of (i) 3,457,107 shares of Class B common stock held of record by ELCA Fund I, L.P. (“ELCA I”); (ii) 5,926 shares of Class B common stock held of record by ELCA Fund II, L.P. (“ELCA II”); (iii) 5,926 shares of Class B common stock held of record by ELCA Fund III, L.P. (“ELCA III”); (iv) 1,385 shares of Class B common stock held of record by ELCA, LLC (collectively, along with ELCA I, ELCA II and ELCA III, the “ELCA Funds”); (v) 1,274 shares of Class B common stock held of record by Vladimir G. Shmunis & Sandra Shmunis TR UA June 9, 1998 Shmunis Revocable Trust (“Trust”); (vi) 1,000,000 shares of Class B common stock held of record by Sandra Shmunis TR UA 03/14/2023 Sandra Shmunis 2023 Grantor Retained Annuity Trust (“SST”); (vii) 1,000,000 shares of Class B common stock held of record by Vladimir Shmunis TR UA 03/14/2023 Vladimir Shmunis 2023 Grantor Retained Annuity Trust (“VST”); (viii) 81,668 shares of Class A common stock held of record by Vladimir G Shmunis & Sandra Shmunis TR So Inclined Philanthropic Foundation (“SIPF”); (ix) 59,000 shares of Class A common stock held of record by The Shmunis Family Generations Trust under agreement, dated December 29, 2020 (“SFGT”) and (x) 94,256 shares of Class A common stock issuable pursuant to stock awards vesting within 60 days of October 31, 2024. Vladimir Shmunis, our CEO and Chairman of the board of directors, and Sandra Shmunis, Mr. Shmunis’s wife, are the managing members of ELCA, LLC. ELCA, LLC is the general partner of ELCA I, ELCA II and ELCA III. Mr. Shmunis and Mrs. Shmunis are the trustees of Trust and SIPF, and the investment trustees of SFGT. As a result, and by virtue of the relationships described in this footnote, Mr. and Mrs. Shmunis may be deemed to share voting and dispositive power with respect to the shares held by ELCA I, Trust, SIPF and SFGT, and certain of the shares held by ELCA II and ELCA III. As sole trustee of SST, Mrs. Shmunis may be deemed to hold voting and dispositive power with respect to the shares held by SST. As sole trustee of VST, Mr. Shmunis may be deemed to hold voting and dispositive power with respect to the shares held by VST. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
(2)Consists of (i) 104,838 shares of Class A common stock held of record by Mr. Vendrow; (ii) 26,035 shares of Class A common stock held of record by The Vlad Vendrow Trust dated February 13, 2020 (the “Vendrow 2020 Trust”); (iii) 1,040,365 shares of Class B common stock held of record by the Vendrow 2020 Trust; (iv) 1,890 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (v) 1,890 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; (vi) 157,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO David G Vendrow; (vii) 157,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (viii) 157,110 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; (ix) 38,600 shares of Class B common stock held of record by the Regina Vendrow TR UA 12/01/2020 Viva Children’s Trust; (x) 420,000 shares of Class B common stock held of record by Viva Investment Capital LLC; (xi) 1,000,000 shares of Class B common stock held of record by Viva Investment Capital II LLC; and (xii) 16,191 shares of Class A common stock issuable pursuant to stock awards vesting within 60 days of October 31, 2024. As sole trustee of the Vendrow 2020 Trust, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by the Vendrow 2020 Trust. Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by him and by his children and his children’s trusts. As the sole owner of Viva Investment Capital LLC and Viva Investment Capital II LLC, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held thereby. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
(3)Based on information reported by The Vanguard Group, Inc. on its most recent Schedule 13G/A filed with the SEC on November 12, 2024. Of the shares of Class A common stock beneficially owned, The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 11,590,376 shares, shared dispositive power with respect to 151,529 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 65,262 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)Based on information reported by Capital World Investors (“CWI”) on its most recent Schedule 13G/A filed with the SEC on November 13, 2024. Of the shares of Class A common stock beneficially owned, CWI reported that it has sole dispositive power and sole voting power with respect to 10,072,043 shares. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited. CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address for CWI is 333 South Hope Street, Los Angeles, California 90071.
(5)Based on information reported by Sylebra Capital Limited (“Sylebra HK”) on its Schedule 13D filed with the SEC on May 26, 2023. Of the shares of Class A common stock beneficially owned, Sylebra HK reported that it has sole dispositive power and sole voting power with respect to 0 shares and shared dispositive power and shared voting power with respect to 7,437,154 shares. Sylebra HK and Sylebra Capital LLC (“Sylebra US”) are the investment sub-advisers to Sylebra Capital Partners Master Fund, Ltd. (“SCP MF”), Sylebra Capital Parc Master Master Fund (“PARC MF”), Sylebra Capital Menlo Master Fund (“MENLO MF”) and other advisory clients. The term “Affiliated Investment Entities” (as used in this footnote) refers to SCP MF, PARC MF, MENLO MF and other advisory clients. Sylebra Capital Management (“Sylebra Cayman”) is the investment manager and parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Daniel Patrick Gibson (“Gibson”) owns 100% of the Class A shares of Sylebra Cayman and 100% of the share capital of Sylebra US. Gibson is a founder and Chief Investment Officer of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra US, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over the shares of Class A common stock held by the Affiliated Investment Entities. The address for Sylebra HK is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.
(6)Based on information reported by Ameriprise Financial, Inc. (“AFI”) on its most recent Schedule 13G/A filed with the SEC on November 14, 2024 on behalf of itself and its subsidiary company Columbia Management Investment Advisers, LLC (“CMIA”). Of the shares of Class A common stock beneficially owned, AFI reported that it has shared dispositive power with respect to 6,371,193 shares and shared voting power with respect to 5,951,817 shares. AFI, as to the parent company of CMIA, may be deemed to beneficially own the shares reported by CMIA. Accordingly, the shares reported to be beneficially owned by AFI include those shares separately owned by CMIA. AFI’s address is 145 Ameriprise Financial Center, Minneapolis, MN 55474. CMIA’s address is 290 Congress Street, Boston, MA 02210.
(7)Based on information reported by BlackRock, Inc. on its most recent Schedule 13G/A filed with the SEC on January 29, 2024. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 5,263,100 shares and sole voting power with respect to 5,061,829 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(8)Consists of 21,582 shares of Class A common stock held of record by the Robbiati Family Trust U/A DTD 2/4/2020 as of December 8, 2023.
(9)Consists of 20,427 shares of Class A common stock held of record by Mr. Katibeh as of August 15, 2023.
(10)Consists of 46,305 shares of Class A common stock held of record by Ms. Parekh as of September 10, 2024.
(11)Consists of (i) 131,991 shares of Class A common stock held of record by Mr. Marlow; (ii) 6,275 shares of Class A common stock held of record by the JEM Double Happiness 2018 Trust (the “Marlow Trust I”); (iii) 6,275 shares of Class A common stock held of record by the CAM Double Happiness 2018 Trust (the “Marlow Trust II”); (iv) 12,080 shares of Class A common stock held of record by the M&M Family 2020 Irrevocable Trust (the “Marlow Trust III”); (v) 15,060 shares of Class B common stock held of record by Mr. Marlow; (vi) 216,334 shares of Class B common stock held of record by the M&M Twice as Nice Trust (the “Marlow Trust IV” and, together with the Marlow Trust I, the Marlow Trust II and the Marlow Trust III, the “Marlow Trusts”); (vii) 42,320 shares of Class B common stock held of record by the Marlow Trust III; and (viii) 33,726 shares of Class A common stock issuable pursuant to stock awards vesting within 60 days of October 31, 2024. As trustee of the Marlow Trusts, Mr. Marlow may be deemed to hold voting and dispositive power with respect to the shares held by the Marlow Trusts.
(12)Consists of (i) 16,153 shares of Class A common stock held of record by Ms. Clyburn and (ii) 1,457 shares of Class A common stock issuable pursuant to stock awards vesting within 60 days of October 31, 2024.
(13)Consists of (i) 20,332 shares of Class A common stock held of record by Mr. Goldman, (ii) 3,527 shares of Class A common stock held of record by GSW-GV, LLC, and (iii) 1,457 shares of Class A common stock issuable pursuant to awards vesting within 60 days of October 31, 2024.
(14)Consists of (i) 27,232 shares of Class A common stock held of record by Mr. Theis and (ii) 1,457 shares of Class A common stock issuable pursuant to awards vesting within 60 days of October 31, 2024.
(15)Consists of (i) 26,637 shares of Class A common stock held of record by Mr. Williams and (ii) 1,457 shares of Class A common stock issuable pursuant to awards vesting within 60 days of October 31, 2024.
(16)Consists of 1,457 shares of Class A common stock held of record by Mr. Segal and (ii) 1,457 shares of Class A common stock issuable pursuant to awards vesting within 60 days of October 31, 2024.
(17)Consists of 1,457 shares of Class A common stock held of record by Mr. Bhatt and (ii) 1,457 shares of Class A common stock issuable pursuant to awards vesting within 60 days of October 31, 2024.
(18)Consists of (i) 394,084 shares of Class A common stock held of record by our directors and current executive officers; (ii) 136,724 shares of Class A common stock issuable pursuant to stock awards vesting within 60 days of October 31, 2024; (iii) 5,745,332 shares of Class B common stock held of record by our directors and current executive officers; and (iv) no shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of October 31, 2024.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by stockholders
2010 Equity Incentive Plan(1)	—	$—	—
2013 Equity Incentive Plan(2)	—	$—	13,579,448
Amended and Restated Employee Stock Purchase Plan(3)	—	$—	6,293,967
Equity compensation plans not approved by stockholders	—	$—
Total	—	$—	19,873,415

(1)As a result of our initial public offering and the adoption of our 2013 Plan, we no longer grant awards under the 2010 Plan.
(2)Our 2013 Plan provides that the number of shares of Class A common stock available for issuance under the 2013 Plan will automatically increase on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 6,200,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount determined by the board of directors no later than the last day of the immediately preceding fiscal year.
(3)Our Amended and Restated Employee Stock Purchase Plan (“ESPP”) provides that the number of shares of Class A common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,250,000 shares, (ii) one percent (1%) of the outstanding shares of all classes of common stock of the company on the last day of the immediately preceding fiscal year, or (iii) such other amount as the board of directors may determine.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance—Non-Employee Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including our new director nominee), executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Limitation of Officer and Director Liability and Indemnification Arrangements
Our certificate of incorporation and bylaws each provide that we will limit the liability of and indemnify our directors and indemnify our officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2023, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our board of directors has delegated to each of our CEO, our CFO and our General Counsel, as appropriate, the authority to review and approve, as applicable, any such transaction in which the aggregate amount involved is expected to be less than $120,000, provided that such person charged with such review or approval is not the related person. In connection with each regularly scheduled meeting of our audit committee, a summary of each related party transaction approved in accordance with this paragraph shall be provided to the audit committee for its review.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2023, all Section 16(a) filing requirements were satisfied on a timely basis, except for one late Form 4 filing that was filed on behalf of Mr. Shmunis, our Chief Executive Officer and Chairman, on May 3, 2023. Such late filing did not result in any liability under Section 16(b) of the Exchange Act.

2023 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2023 are included in our annual report on Form 10-K filed with the SEC on February 22, 2024, as amended, and which we will also make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at ir.ringcentral.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Belmont, California
December 9, 2024

SCAN TO VIEW MATERIALS & VOTE

RINGCENTRAL, INC.
20 DAVIS DRIVE
BELMONT, CA 94002

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 30, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RNG2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 30, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60186-P20663

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

RINGCENTRAL, INC.

The Board of Directors recommends you vote FOR Proposals 1-3.

	For All	Withhold All	For All Except
1. To elect the following six (6) directors nominated by our board of directors and named in the proxy statement (Proposal One).	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Vladimir Shmunis
02) Mignon Clyburn
03) Kenneth Goldman
04) Robert Theis
05) Prat Bhatt
06) Amy Guggenheim Shenkan

The proxy holders will vote, in their discretion, on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V60187-P20663

RINGCENTRAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 31, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Vladimir Shmunis and John Marlow or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock, Class B Common Stock and Series A preferred convertible stock of RingCentral, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m., Pacific Time on Tuesday, December 31, 2024, at www.virtualshareholdermeeting.com/RNG2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE